                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         POWERHOUSE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, par value $.01 per share
          Options to purchase Common Stock

     (2)  Aggregate number of securities to which transaction applies:
          10,667,190 shares of Common Stock
          1,307,113 Options to purchase Common Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $19.50 per share of Common Stock
          Difference between $19.50 and exercise price of option per Option to purchase Common Stock

     (4)  Proposed maximum aggregate value of transaction: $221,286,838.00

     (5)  Total fee paid: $44,258.00

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                         POWERHOUSE TECHNOLOGIES, INC.
                         115 PERIMETER PLACE, SUITE 911
                             ATLANTA, GEORGIA 30346

                                          , 1999

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

     You are cordially invited to attend a Special Meeting of the stockholders
of Powerhouse Technologies, Inc. ("Powerhouse") to be held on           at 10:00
a.m., local time, at the           .

     At this meeting, you will be asked to vote on the acquisition of Powerhouse by Anchor Gaming ("Anchor") through a merger with a subsidiary of Anchor. In the merger, holders of Powerhouse common stock will receive $19.50 per share, in cash.

     Your Board of Directors has unanimously approved and adopted a Merger Agreement with Anchor, and has concluded that the proposed merger is in the best interests of Powerhouse stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF AND ADOPT AND APPROVE THE MERGER AGREEMENT.

     Whether or not you plan to attend the Special Meeting, I urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. THE MERGER CANNOT BE COMPLETED UNLESS POWERHOUSE STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

     The proxy statement that accompanies this letter provides you with detailed information about the proposed merger. I encourage you to read the proxy statement carefully. You may obtain additional information about Powerhouse or Anchor from documents filed with the Securities and Exchange Commission. If you have any questions about Powerhouse, Anchor or the merger, please contact Morrow & Co., Inc. at 1-800-566-9061.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote for adoption of the Merger Agreement.

                                          Sincerely,

                                          Richard M. Haddrill
                                          President and Chief Executive Officer

                         POWERHOUSE TECHNOLOGIES, INC.
                         115 PERIMETER PLACE, SUITE 911
                             ATLANTA, GEORGIA 30346
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 1999
                             ---------------------

To Our Stockholders:

     Notice is hereby given that a Special Meeting of stockholders of Powerhouse Technologies, Inc., a Delaware corporation ("Powerhouse"), will be held on
          , 1999 at 10:00 a.m., local time, at the                , for the
following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 1999, relating to the merger of a wholly-owned subsidiary of Anchor Gaming ("Anchor") with and into Powerhouse (the "Merger Agreement").

          2. To transact such other business as may properly come before the Special Meeting and any adjournments thereof, including adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies to adopt the Merger Agreement.

     The Merger Agreement provides that each share of Powerhouse common stock (other than treasury shares held by Powerhouse, shares held by Anchor and its subsidiaries or shares with respect to which appraisal rights are perfected under the Delaware General Corporation Law) will be converted into the right to receive $19.50 in cash, without interest. A copy of the Merger Agreement is attached as Annex A to the proxy statement that accompanies this notice. You should carefully review the Merger Agreement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF AND ADOPT AND APPROVE THE MERGER AGREEMENT.

     Any stockholder who does not wish to accept the merger consideration and who properly demands appraisal under the Delaware General Corporation Law will have the right to have the fair value of his or her shares determined by the Delaware Chancery Court. This appraisal right is subject to a number of restrictions and technical requirements described in the accompanying proxy statement. See "Appraisal Rights" on page 37.

     The close of business on           , 1999 has been fixed as the record date
for the determination of stockholders entitled to notice of and to vote at the Special Meeting.

     The accompanying proxy statement sets forth information relating to Powerhouse and Anchor, including selected financial information, and describes the terms and conditions of the Merger Agreement. Other important information is incorporated into the proxy statement by reference to other documents filed with the Securities and Exchange Commission. Please review all of these materials carefully before completing the enclosed proxy card.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD. PLEASE RETURN THE PROXY CARD IN THE
RETURN POSTAGE-PAID ENVELOPE SO THAT WE RECEIVE IT BEFORE           , 1999.

     If you attend the Special Meeting, you may vote your shares in person, which will revoke any previously executed proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors,

                                          Vicki Pollington
                                          Acting Assistant Secretary
Atlanta, Georgia
            , 1999

                                     [LOGO]

                         POWERHOUSE TECHNOLOGIES, INC.
                         115 PERIMETER PLACE, SUITE 911
                             ATLANTA, GEORGIA 30346

                             ---------------------

                          PRELIMINARY PROXY STATEMENT

                             ---------------------

     This proxy statement is being furnished to the stockholders of Powerhouse Technologies, Inc. ("Powerhouse") in connection with the solicitation of proxies by the Powerhouse Board of Directors for use at a Special Meeting of Powerhouse
stockholders to be held at 10:00 a.m., local time, on                , 1999, at
               , and at any adjournment or postponement of that meeting (the "Special Meeting").

     At the Special Meeting, Powerhouse stockholders will be asked to:

          1. consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 1999, relating to the merger of a wholly-owned subsidiary of Anchor Gaming ("Anchor") with and into Powerhouse (the "Merger Agreement"); and

          2. transact such other business as may properly come before the Special Meeting, including adjournments or postponements for the purpose of soliciting additional proxies to adopt the Merger Agreement.

     The Merger Agreement provides that each share of Powerhouse common stock (other than treasury shares held by Powerhouse, shares held by Anchor and its subsidiaries or shares with respect to which appraisal rights are perfected under the Delaware General Corporation Law) will be converted into the right to receive $19.50 in cash, without interest. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should carefully review the Merger Agreement.

     This proxy statement and the accompanying form of proxy are first being
sent to Powerhouse stockholders on or about           , 1999. Only Powerhouse
stockholders of record as of the close of business on           , 1999 are
entitled to vote at the Special Meeting. Holders of common stock are entitled to
one vote for each share held of record. On           , 1999, Powerhouse had
outstanding and entitled to vote at the Special Meeting 10,667,190 shares of common stock. A majority of the shares of the common stock will constitute a quorum to transact business at the Special Meeting.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
FORWARD-LOOKING STATEMENTS..................................   11
THE SPECIAL MEETING.........................................   12
  General...................................................   12
  Date, Time and Place......................................   12
  Purpose of the Special Meeting............................   12
  Record Date and Voting Power..............................   12
  Voting at the Special Meeting.............................   12
  Revocability of Proxy.....................................   13
  Solicitation of Proxies...................................   13
  Independent Accountants...................................   14
BACKGROUND AND REASONS FOR THE MERGER.......................   14
  The Companies.............................................   14
  Background of the Merger..................................   14
  Recommendation of the Board of Directors and Reasons for
     the Merger.............................................   17
LEHMAN BROTHERS FAIRNESS OPINION............................   17
  Valuation Analyses Performed..............................   19
SUMMARY OF THE MERGER AGREEMENT.............................   22
  Structure and Effective Time..............................   22
  Merger Consideration......................................   22
  Payment Procedures........................................   22
  Employee and Director Stock Options.......................   22
  Repayment of Indebtedness.................................   22
  Representations and Warranties............................   23
  Conduct Prior to the Effective Time.......................   23
  Additional Agreements.....................................   24
  Conditions to the Merger..................................   25
  Termination of the Merger Agreement.......................   26
  Termination Fee...........................................   28
  Payment of Fees and Expenses..............................   28
  Amendments and Waivers....................................   28
  Material Adverse Effect...................................   29
  Consequences of the Merger................................   29
  Regulatory Approvals......................................   29
VOTING AGREEMENTS...........................................   31
ANCHOR'S SOURCE OF FUNDS....................................   31
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   33
  Certain Five Percent Beneficial Owners....................   33
  Beneficial Ownership of Directors and Officers............   34
SELECTED FINANCIAL INFORMATION..............................   35
MARKET PRICE AND DIVIDEND INFORMATION.......................   36
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO
  STOCKHOLDERS AND OPTION HOLDERS...........................   36
APPRAISAL RIGHTS............................................   37

                                                              PAGE
                                                              ----
OTHER MATTERS...............................................   37
WHERE YOU CAN FIND MORE INFORMATION.........................   38
ANNEXED DOCUMENTS...........................................   39
  Annex A                     Merger Agreement
  Annex B                     Opinion of Lehman Brothers
                                Inc.
  Annex C                     Form of Voting Agreement
  Annex D                     Section 262 of the Delaware
                                General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE FOR MY SHARES IN THE MERGER?

A: Holders of Powerhouse common stock will be entitled to receive $19.50 per share in cash, without interest, in exchange for their shares of common stock.

Q: WHY IS THE POWERHOUSE BOARD OF DIRECTORS RECOMMENDING THE MERGER AGREEMENT?

A: In the opinion of the Board of Directors, the merger offers you the best opportunity to realize value from your investment in Powerhouse. The Board of Directors also believes that the merger consideration is fair to Powerhouse common stockholders from a financial point of view, and has received a fairness opinion from Lehman Brothers Inc. ("Lehman Brothers") to that effect. The merger consideration of $19.50 per share represents a 32% premium over the closing price of Powerhouse's common stock on the Nasdaq(R) National Market on the last trading day prior to the announcement of the Merger Agreement and a 66% premium over the average closing price of the common stock over the six months before the announcement of the Merger Agreement.

Q: WHEN DO YOU EXPECT THE MERGER WILL BE COMPLETED?

A: We hope to complete the merger promptly after the Powerhouse stockholders adopt the Merger Agreement at the Special Meeting. The Powerhouse Special
   Meeting is scheduled for           , 1999. However, the merger may be delayed
   if other closing conditions (including certain regulatory approvals) have not been satisfied by that time.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: If you are subject to federal income tax, you may be taxed on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your Powerhouse stock. However, tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Q: WHAT IS THE REQUIRED VOTE?

A: The affirmative vote of a majority of the shares of common stock is required to adopt the Merger Agreement. Powerhouse's directors and executive officers have entered into voting agreements with Anchor pursuant to which they have agreed to vote all of their shares of common stock (approximately 4.4% of the outstanding shares) in favor of adoption of the Merger Agreement and against any other acquisition proposal or agreement that would impede or prevent the merger. THE POWERHOUSE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

Q: WILL I HAVE APPRAISAL RIGHTS?

A: Any stockholder who does not wish to accept the merger consideration has the right under Delaware law to have the "fair value" of his or her shares determined by the Delaware Chancery Court. This "appraisal right" is subject to a number of restrictions and technical requirements. See "Appraisal Rights" on page 37.

Q: WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE. You should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Anchor will send you written instructions that will tell you how to exchange your stock certificates for the merger consideration. Hold your certificates until you receive these instructions.

Q: HOW DO I VOTE SHARES HELD IN MY BROKER'S NAME?

A: If your broker holds your shares of Powerhouse common stock in his or her name (or in what is commonly called "street name"), then you should give your broker written instructions on how to vote. The shares will not be voted if you do not give these instructions.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time (before your proxy is used) in any one of the following three ways:

     - by filing a written notice of revocation;

     - by completing a new, later-dated proxy card; or

     - by attending the Special Meeting and voting in person.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both Powerhouse and Anchor file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov. For a more detailed description of the information available, please see page 38.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about Powerhouse, Anchor or the proposed merger, please call Morrow & Co., Inc. at 1-800-566-9061.

                                    SUMMARY

     THIS SUMMARY PRIMARILY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT, THE ANNEXED DOCUMENTS AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 38). THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, WHICH IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

THE SPECIAL MEETING

     Date, Time and Place.  The Special Meeting will be held on                ,
          , 1999 at 10:00 a.m., local time at                .

     Purpose. Holders of Powerhouse common stock will be asked to consider and vote upon a proposal to adopt the Merger Agreement. The attorneys-in-fact named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the Special Meeting and any adjournments of the Special Meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to adopt the Merger Agreement.

RECORD DATE AND VOTING POWER

     You are entitled to vote at the Special Meeting if you owned shares of
Powerhouse common stock at the close of business on           , 1999, the record
date for the Special Meeting. You will have one vote at the Special Meeting for each share of common stock you owned on the record date for each of the matters to be considered at the Special Meeting. There are 10,667,190 shares of common stock entitled to be voted at the Special Meeting.

VOTES REQUIRED

     The transaction of business at the Special Meeting requires the presence in person or by proxy of a quorum, which comprises the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. If a quorum is present, adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of common stock.

     The Powerhouse Board of Directors urges all holders of Powerhouse common stock to vote "FOR" the adoption of the Merger Agreement.

     Share Ownership of Directors and Executive Officers. As of the record date, the directors and executive officers of Powerhouse (all of whom have entered into voting agreements with Anchor) owned approximately 4.4% of the shares of Powerhouse common stock entitled to vote at the Special Meeting. Each of them has agreed to vote all such shares in favor of adoption of the Merger Agreement.

     Revocability of Proxy. Any stockholder who executes and returns a proxy may revoke that proxy at any time before it is voted in any one of the following three ways:

     - filing with the corporate secretary of Powerhouse at or before the Special Meeting a written notice of revocation bearing a later date than the proxy;

     - duly executing a proxy relating to the same shares and delivering it to the corporate secretary of Powerhouse at or before the Special Meeting; or

     - attending the Special Meeting and voting in person by ballot.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

THE MERGER

     Structure. Upon the terms and subject to the conditions of the Merger Agreement, Anchor Powerhouse Acquisition Corporation, a wholly-owned subsidiary of Anchor ("Merger Sub"), will be merged with and into Powerhouse, with Powerhouse surviving as a wholly-owned subsidiary of Anchor.

     Effective Time. We presently expect that the merger will become effective promptly after adoption of the Merger Agreement at the Special Meeting, which is
scheduled to take place on                . However, certain conditions must be
satisfied prior to completing the merger (including receipt of regulatory approvals). If these conditions are not satisfied in a timely manner, the closing may be delayed or the Merger Agreement may be terminated. See "Summary of the Merger Agreement--Termination of the Merger Agreement" on page 26.

     Merger Consideration. At the effective time of the merger, each outstanding share of common stock (other than treasury shares, shares held by Anchor and its subsidiaries or shares with respect to which appraisal rights are perfected) will be converted into the right to receive $19.50 in cash without interest.

     Upon completion of the merger, each holder of certificates representing shares of common stock outstanding immediately prior to the effective time of the merger, other than such holders who have perfected their appraisal rights, will be entitled to receive, by surrendering those certificates to the exchange agent, the merger consideration. The exchange agent will mail a letter of transmittal with instructions to all record holders of Powerhouse common stock as of the effective time for use in surrendering their certificates in exchange for the merger consideration. You should not surrender your certificates until you have received the letter of transmittal and instructions.

     Appraisal Rights. Under Delaware law, Powerhouse stockholders who do not vote for adoption of the Merger Agreement and who comply with the other statutory requirements of the Delaware General Corporation Law may elect to receive, in cash, the judicially determined "fair value" of their shares of common stock. See "Appraisal Rights" on page 37.

     Employee and Director Stock Options. All outstanding Powerhouse stock options will become vested and fully exercisable at the effective time of the merger pursuant to their terms. As a result of the merger, each option will be converted into the right to receive from Powerhouse for each share subject to the option an amount in cash equal to the excess of $19.50 over the exercise price per share of the option, without interest, net of withholding taxes.

     Our Recommendations to Stockholders and Reasons for the Merger. The Powerhouse Board of Directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" adoption of the Merger Agreement.

     The Board of Directors based its determination to approve and adopt the Merger Agreement on a number of considerations, including the following:

     - comparison of historical and prospective market prices of Powerhouse common stock to the consideration to be received in the merger;

     - receipt of a written fairness opinion from Lehman Brothers that, from a financial point of view, the consideration to be offered to the Powerhouse stockholders in the merger is fair to such stockholders;

     - consideration of the strategic alternatives available to Powerhouse, including acquisitions by strategic or financial buyers, leveraged recapitalization, stock repurchases and continued independent operation;

     - consideration of the terms of the Merger Agreement, including the "fiduciary out" provision (subject to the payment of a termination fee) if an acquisition proposal is received that is superior to the current proposal by Anchor; and

     - the $9.0 million fee payable to Powerhouse if Anchor fails to secure sufficient funds to satisfy its obligations under the Merger Agreement by November 30, 1999, provided that Anchor does not have a right to terminate the Merger Agreement (see "Summary of the Merger
Agreement -- Termination of the Merger Agreement" on page 26).

     Lehman Brothers Fairness Opinion. Lehman Brothers has delivered its opinion dated March 9, 1999 to the Powerhouse Board of Directors to the effect that, as of such date, the merger consideration payable to the holders of Powerhouse common stock pursuant to the Merger Agreement is fair, from a financial point of view, to Powerhouse's stockholders. The opinion does not constitute a recommendation as to how any Powerhouse stockholder should vote with respect to the adoption of the Merger Agreement. You are urged to read the Lehman Brothers fairness opinion in its entirety, a copy of which is attached as Annex B.

     Interests of Certain Persons in the Merger and Possible Conflicts of Interest. In considering the recommendation of the Powerhouse Board of Directors that the Merger Agreement be adopted, Powerhouse stockholders should be aware that a number of Powerhouse officers and directors have interests in the merger that are or may be different from other Powerhouse stockholders.

     All outstanding Powerhouse stock options will become vested and fully exercisable at the effective time of the merger pursuant to their terms. As a result of the merger, each option will be converted into the right to receive from Powerhouse for each share subject to the option an amount in cash equal to the excess of $19.50 over the exercise price per share of the option, without interest, net of withholding taxes. The Powerhouse directors and executive officers hold options to acquire an aggregate of 637,800 shares of Powerhouse common stock, of which options to acquire an aggregate of 573,798 shares of Powerhouse common stock are currently vested and exercisable and options to acquire an aggregate of 64,002 shares of Powerhouse common stock will become vested and exercisable as a result of the merger. The weighted average exercise price of the 64,002 options held by Powerhouse directors and executive officers that vest and become exercisable as a result of the merger is $10.89 per share.

     In addition, completion of the merger will constitute a change of control of Powerhouse under the employment agreements of certain Powerhouse executive officers, triggering certain rights of those officers, including the right to receive certain payments if their employment is terminated and the elimination of the restrictions on restricted stock awards. Specifically, Mr. Haddrill's employment agreement provides that he will receive a payment of a minimum of $1.8 million under certain circumstances if his employment is terminated after a change of control of Powerhouse, his employee benefits will continue until January 1, 2003 and the restrictions on 85,000 shares of Powerhouse common stock held by Mr. Haddrill will immediately lapse. None of Mr. Haddrill's options to acquire Powerhouse common stock vests upon the merger because all such options are already vested and exercisable.

     Other of Powerhouse's executive officers have employment agreements that provide that they will be entitled to receive certain payments if their employment is terminated following the merger. These payments aggregate approximately $1.1 million.

     Patricia W. Becker, Richard R. Burt, Susan J. Carstensen, James J. Davey, Michael L. Eide, Richard M. Haddrill, John R. Hardesty, Alan Rassaby and Christer Roman have entered into voting agreements with Anchor that, among other things, require them to vote their shares of Powerhouse common stock (constituting approximately 4.4% of the total outstanding shares) in favor of the adoption of the Merger Agreement.

     In addition, Mr. Burt and Mr. Haddrill are expected to be elected to serve as directors of Anchor and to enter into consulting agreements with Anchor. Pursuant to the consulting agreement with Anchor, Mr. Haddrill will provide consulting services to Anchor for two years following the merger. In exchange for those services, Mr. Haddrill will receive $150,000 per month for the first six months of the consulting agreement, during which Mr. Haddrill will provide consulting services on a full-time basis, and $23,000 per month for the remaining 18 months of the consulting agreement, during which Mr. Haddrill will provide consulting services on a limited basis. The consulting agreement also provides that Mr. Haddrill will not compete with Anchor for a period of two years following the merger, will serve as a member of the Board of Directors and will receive $450,000 in exchange therefor. The terms of the consulting agreement with Mr. Burt have not yet been finalized. Mr. Burt will be entitled to receive compensation for his services as director of Anchor on the same basis as Anchor's other outside directors.

     Conditions to the Merger. Powerhouse and Anchor will not complete the merger unless a number of conditions are satisfied. Each party has the right to waive the conditions to its obligations to close the merger. The conditions to both parties' obligations include:

     - the approval of the Merger Agreement by Powerhouse's stockholders;

     - the absence of any law, regulation or order making the merger illegal or prohibiting the merger;

     - the termination or expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") (the
       waiting period under the HSR Act expired                , 1999);

     - the representations and warranties of the other party must be true as of the date of the Merger Agreement and must be true in all material respects at the effective time; and

     - the other party must have performed its obligations under the Merger Agreement in all material respects.

     In addition, the obligations of Anchor under the Merger Agreement are subject to the following conditions:

     - the representations and warranties of Powerhouse must have been true as of the date of the Merger Agreement and must be true in all material respects as if made as of the effective time of the merger;

     - Powerhouse must have performed in all material respects its obligations under the Merger Agreement;

     - the Powerhouse directors and executive officers must have performed all of their obligations under their agreements to vote in favor of the merger;

     - Anchor must have received a "comfort" letter from KPMG LLP, Powerhouse's independent accountants;

     - Anchor must have received a legal opinion from Rogers & Hardin LLP, Powerhouse's counsel;

     - Anchor must have received all consents and approvals (including the gaming approvals) (see "Summary of the Merger Agreement -- Regulatory Approvals" on page 29) from all governmental entities that are required to be obtained before consummation of the merger other than such consents and approvals (1) that, if not obtained, could not reasonably be expected to have a material adverse effect on Anchor or Powerhouse; (2) from identified jurisdictions (see Summary of the Merger
       Agreement -- Regulatory Approvals" on page 29); or (3) the failure of which to receive is primarily the result of regulatory concerns regarding Anchor or it affiliates or as a result of breach by them of their obligation to use their commercially reasonable best efforts to seek such consents and approvals;

     - Anchor must have received all consents or approvals required under the terms of any of Powerhouse's material contracts other than such consents and approvals that, if not obtained, could not reasonably be expected to have a material adverse effect on Anchor or Powerhouse;

     - Powerhouse must deliver to Anchor certain closing certificates; and

     - no event can have occurred since March 9, 1999 that would constitute a material adverse effect on Powerhouse (see "Summary of the Merger Agreement -- Material Adverse Effect" on page 29).

     Regulatory Approvals. The completion of the merger is conditioned upon receipt of certain regulatory approvals, including the expiration or termination of all applicable waiting periods under the HSR Act.

     HSR Approval. On April 2, 1999, Powerhouse and Anchor each filed under the HSR Act a premerger notification and report form with the Department of Justice
and the Federal Trade Commission in respect of the merger. On           , 1999,
the waiting period under the HSR Act expired.

     Gaming Approvals. Under the Merger Agreement, the merger cannot be completed until Anchor has received evidence that any governmental gaming regulator whose consent or approval is required before the merger can be consummated has given that consent or approval. This condition does not apply to consents and approvals:

     - that, if not obtained, could not reasonably be expected to have a material adverse effect on Powerhouse or Anchor;

     - that may be required from the gaming regulators in four selected jurisdictions; or

     - the failure of which to receive is primarily the result of regulatory concerns regarding Anchor or its affiliates or as a result of breach by them of their obligation to use their commercially reasonable best efforts to seek such consents and approvals.

     Powerhouse believes it will be necessary to obtain the following consents and approvals before consummation of the merger:

     - Nevada. Under Nevada law, changes in control of Powerhouse through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Gaming Commission. Entities seeking to acquire control of a registered, publicly traded gaming corporation, such as Powerhouse, must satisfy the Nevada State Gaming Control Board and the Nevada Gaming Commission of a variety of stringent standards before assuming control. The Nevada Gaming Commission may also require controlling stockholders, executive officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed or found suitable as part of the approval process relating to the transaction. The merger requires the prior approval of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board. Anchor and Powerhouse filed the necessary applications with the Nevada Gaming Control Board on March 25, 1999, for approval of Anchor's acquisition of control of Powerhouse.

     - New Mexico. The New Mexico Racing Commission has notified Powerhouse and Anchor that the acquisition by Anchor of 10% or more of Powerhouse's common stock (which would happen as a result of the merger) must be approved by the New Mexico Racing Commission. Anchor and Powerhouse initiated the approval process with the New Mexico Racing Commission on March 23, 1999.

     - Mississippi. Under Mississippi law, changes in control of registered, publicly traded gaming corporations, such as Powerhouse, through merger, consolidation, stock or asset acquisitions, management or consulting agreements or any arrangement or action resulting in control by a person may not occur without the prior approval of the Mississippi Gaming Commission. The merger requires the prior approval of the Mississippi Gaming Commission. Anchor and Powerhouse filed the necessary applications
       with the Mississippi Gaming commission on                for approval of
       Anchor's acquisition of control of Powerhouse pursuant to the Merger.

     - Montana. Under Montana law governing Powerhouse's ownership of its licensed gaming subsidiaries engaged in the manufacturing, distributing and route operations businesses, Anchor may not become the registered owner of more than 5% of the Powerhouse common stock without the prior approval of the Gambling Control Division of the Montana Department of Justice. The necessary applications were filed with the Division on April 1, 1999.

     There may be other jurisdictions that assert that their prior consent or approval is required before the merger can be consummated, and Powerhouse gives no assurance that the above list of jurisdictions is comprehensive. While Powerhouse and Anchor do not know of any reason why they should not obtain the regulatory approvals needed in a timely manner, there is no certainty as to when, or if, such approvals will be given or obtained.

     In addition to those jurisdictions in which the consent or approval of a governmental gaming regulator is required before consummation of the merger, most jurisdictions in which Powerhouse operates will require that applications for approval of directors, officers and key employees of Anchor be filed either before, or within a fixed period after the merger has occurred.

     Approvals under Material Contracts. Under the Merger Agreement, Anchor must have received evidence that all consents or approvals required under any of Powerhouse's material contracts have been obtained, other than consents and approvals that, if not obtained, could not reasonably be expected to have a material adverse effect on either Powerhouse or Anchor.

     Powerhouse has provided information about the merger and about Anchor to all parties to its material contracts. Powerhouse has also provided Anchor with a list of contracts that Powerhouse regards as material. Powerhouse is unable to predict whether a party to a material contract may regard the merger with Anchor as contrary to the party's interests.

     No Solicitation. Powerhouse has agreed not to initiate or, subject to certain exceptions, engage in any discussions with another party regarding a business combination with another party while the merger is pending. However, Powerhouse may engage in such discussions if it determines in good faith that they would result in a proposal that is superior to the Merger Agreement with Anchor and the failure to do so would be inconsistent with its fiduciary duties. The Powerhouse Board of Directors may also withdraw or modify its recommendation in favor of the merger and may recommend or enter into an agreement with respect to a superior proposal provided that Powerhouse pay to Anchor the termination fee described below.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding approval of the merger by Powerhouse's stockholders) as follows:

     - by the mutual written consent of Anchor, Merger Sub and Powerhouse;

     - by Anchor and Merger Sub, on the one hand, or Powerhouse, on the other hand, if any court of competent jurisdiction or other governmental body has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or has become nonappealable; or

     - by either Anchor or Powerhouse (provided that the terminating party is not in material breach of any of its representations, warranties, or obligations under the Merger Agreement), if the approval of the Powerhouse stockholders required for the consummation of the merger shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting;

     - by Powerhouse if:

        - a person or group has made a bona fide offer (1) that the Powerhouse Board of Directors by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its legal and financial advisors, would result in a superior proposal; and (2) as a result of which the Powerhouse Board of Directors determines that it would be inconsistent with its fiduciary duties under applicable law not to terminate the Merger Agreement, provided that Powerhouse pay to Anchor the $9.0 million termination fee (if it enters into an agreement with the other person within 270 days of termination of the Merger Agreement) and reimburse Anchor for its out-of-pocket expenses up to $2.5 million (see "Termination Fee" below).

        - there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Anchor of such breach) of any representation or warranty on the part of Anchor or Merger Sub that materially adversely affects (or materially delays) the consummation of the merger;

        - the merger has not occurred by September 30, 1999, unless (1) the failure to consummate the merger is the result of a breach of covenant in the Merger Agreement or a material breach of any representation or warranty set forth in the Merger Agreement by Powerhouse (in which case such date will be extended by the number of days attributable to such breach) or (2) the failure to consummate the merger is the result of the failure to be fulfilled of the condition to receive certain required consents and approvals from government authorities, in which case such date will be October 31, 1999, provided that Anchor must have diligently pursued fulfillment of such condition prior to September 30, 1999; or

        - if the merger is not effected (provided that Anchor does not have the right to terminate the Merger Agreement, as described below) because Anchor has failed to secure sufficient funds to satisfy its obligations under the Merger Agreement on or before November 30, 1999 (and all other conditions to the obligations of Powerhouse to consummate the merger have been fulfilled or waived by such date) (see "Termination Fee" below for a description of the fee payable to Powerhouse for termination of the Merger Agreement pursuant to this provision).

     - by Anchor if:

        - there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Powerhouse by Anchor of such breach) of any representation or warranty on the part of Powerhouse having a material adverse effect on Powerhouse or materially adversely affecting the ability of Anchor or Merger Sub to consummate the merger (including the ability to secure the financing necessary to satisfy its obligations under the Merger Agreement);

        - there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Powerhouse by Anchor of such breach) of any covenant or agreement on the part of Powerhouse resulting in a material adverse effect on Powerhouse or materially adversely affecting or delaying the ability of Anchor or Merger Sub to consummate the merger (including the ability to secure the financing necessary to satisfy its obligations under the Merger Agreement);

        - Powerhouse breaches its agreement not to solicit or facilitate the initiation of any inquiry or proposal regarding an acquisition proposal, except to the extent permitted under the Merger Agreement (in which event Powerhouse may be obligated to pay to Anchor the fee described under "Termination Fee" below);

        - Powerhouse enters into an agreement, letter of intent or arrangement with respect to an acquisition proposal (in which event Powerhouse may be obligated to pay to Anchor the fee described under "Termination Fee" below);

        - the Powerhouse Board of Directors has withdrawn or modified in a manner adverse to Anchor or Merger Sub its approval or recommendation of the Merger Agreement, or the merger or has recommended another transaction, or has adopted any resolution to effect any of the foregoing;

        - the First District Court of Appeal of the State of Florida in the matter of GTech Corporation v. State of Florida Department of Lottery and Automated Wagering International, Inc., Case No. 98-1155 (Fla. 1st
          DCA), on or before July 15, 1999 shall have reversed or rendered an adverse decision with respect to the Final Order entered by the State of Florida Department of Lottery on March 23, 1998; provided, however, that if such Court shall have so reversed or rendered an adverse decision with respect to such Final Order on or before such date, then Anchor and Powerhouse have agreed to negotiate in good faith for a period of two weeks from the date of such reversal or adverse determination to reach a mutually satisfactory amendment to the Merger Agreement to eliminate any adverse effect to the Anchor or Merger Sub that could result from such reversal or adverse determination before Anchor will be entitled to exercise its right of termination under this section of the Merger Agreement; or

        - the merger has not occurred by November 30, 1999, unless the failure to consummate the merger is the result of a breach of covenant set forth in the Merger Agreement or a material breach of any representation or warranty set forth in the Merger Agreement by Anchor (in which case such date will be extended by the number of days attributable to such breach).

     Termination Fee. Anchor is entitled to a termination fee of $9.0 million plus up to $2.5 million of out-of-pocket expenses actually incurred in connection with the transactions contemplated by the Merger Agreement if, within 270 days of the termination of the Merger Agreement, Powerhouse enters into an agreement with respect to an acquisition proposal or a third party acquisition of Powerhouse occurs and:

     - Powerhouse terminates the Merger Agreement because the Powerhouse Board of Directors has determined that an offer made by a third party would be a superior proposal and the failure to terminate the Merger Agreement in light of such offer would be inconsistent with the fiduciary duties of the Powerhouse Board of Directors to enter into a definitive agreement or agreement in principle with another party with respect to a superior proposal; or

     - Anchor terminates the Merger Agreement because Powerhouse breaches its agreement not to solicit other acquisition proposals or enters into an agreement with respect to a competing acquisition proposal from a third party.

     Powerhouse is entitled to a termination fee of $9.0 million plus up to $2.5 million of expenses actually incurred in connection with the transaction contemplated by the Merger Agreement if Powerhouse terminates the Merger Agreement as a result of Anchor's failure to secure sufficient funds to satisfy its obligations under the Merger Agreement by November 30, 1999, provided that Anchor does not have a right to terminate the Merger Agreement.

VOTING AGREEMENTS

     Powerhouse's directors and executive officers (Madams Becker and Carstensen and Messrs. Burt, Davey, Eide, Haddrill, Hardesty, Rassaby and Roman), who as of the date of this proxy statement collectively held 464,568 shares of Powerhouse common stock (or approximately 4.4% of the total outstanding shares), have agreed to vote all of their shares of common stock in favor of adoption of the Merger Agreement and against any competing transaction.

FEDERAL INCOME TAX CONSEQUENCES

     You may be taxed on your receipt of the merger consideration (including through any exercise of appraisal rights) to the extent that the amount you receive exceeds your tax basis in your Powerhouse common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax adviser in order to understand fully how the merger will affect you.

                           FORWARD-LOOKING STATEMENTS

     Some statements contained or incorporated by reference in this proxy statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements (as that term is defined in Section 27A of the Securities Act and in Section 21E of the Exchange Act). The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to:

     - changes in general economic conditions in the United States and other markets for Powerhouse's products and services;

     - changes in laws and regulations to which Powerhouse is subject;

     - Powerhouse's ability to develop expanded markets and products offerings as well as maintain existing markets;

     - ability to obtain the regulatory approvals necessary to consummate the merger;

     - competitive pricing pressures;

     - cost of materials and labor; and

     - other risks and uncertainties contained in or incorporated by reference in this proxy statement.

     For these and other forward-looking statements, Powerhouse claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Powerhouse does not undertake any obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to holders of Powerhouse common stock in connection with the solicitation of proxies by the Powerhouse Board of Directors for use at the Special Meeting. Each copy of this proxy statement mailed to Powerhouse stockholders is accompanied by a form of proxy for use at the Special Meeting.

     The Powerhouse Board of Directors, based upon the factors described elsewhere in this proxy statement and the annexed documents (including the fairness opinion of Lehman Brothers), has concluded that the merger is fair to and in the best interests of Powerhouse stockholders and has approved and adopted the Merger Agreement. THE POWERHOUSE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT POWERHOUSE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "Background and Reasons for the
Merger -- Recommendation of the Board of Directors and Reasons for the Merger," "Lehman Brothers Fairness Opinion" and "Interests of Certain Persons in the Merger."

     HOLDERS OF SHARES OF POWERHOUSE COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO POWERHOUSE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

DATE, TIME AND PLACE

     The Special Meeting is scheduled to be held on           , 1999, at 10:00
a.m., local time, at                .

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, Powerhouse stockholders will be asked:

     - to consider and vote upon a proposal to adopt the Merger Agreement; and

     - to transact such other business as may properly come before the Special Meeting and any adjournment thereof, including adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies to adopt the Merger Agreement.

RECORD DATE AND VOTING POWER

     Only holders of record of shares of Powerhouse common stock at the close of
business on           , 1999, the record date for the Special Meeting, are
entitled to vote at the Special Meeting. Stockholders entitled to vote will have one vote at the Special Meeting for each share of common stock owned on the record date for each of the matters to be considered at the Special Meeting. There are 10,667,190 shares of common stock entitled to be voted at the Special Meeting.

VOTING AT THE SPECIAL MEETING

     The transaction of business at the Special Meeting requires the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. The presence of a sufficient number of shares is known as a quorum.

     If a quorum is present, adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of common stock. Votes may be cast for or against the proposal, or stockholders may abstain from voting.

     As part of the transaction, Powerhouse's directors and executive officers have agreed to vote all of their shares (464,568 shares, or approximately 4.4% of the outstanding shares of Powerhouse common stock) in favor of adoption of the Merger Agreement and against any competing proposal.

     Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Special Meeting. An abstention with respect to the adoption of the Merger Agreement will have the effect of a vote against the proposal. A "broker non-vote" will occur when a broker holding shares of Powerhouse common stock in "street name" (i.e., as nominee for the beneficial owner) returns an executed proxy (or voting directions) indicating that the broker does not have discretionary authority to vote on a proposal. Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not considered to be entitled to vote on the specified matter. Therefore, because the adoption of the Merger Agreement requires the affirmative vote of a specified minimum percentage of all of the outstanding shares of Powerhouse common stock, rather than the vote of a specified percentage of the shares present at the meeting and entitled to vote, broker non-votes will have the effect of votes against the adoption of the Merger Agreement. Powerhouse stockholders who vote for adoption of the Merger Agreement are not eligible to exercise appraisal rights under Delaware law. See "Appraisal Rights."

     A proxy will be voted as specified by the Powerhouse stockholder granting the proxy. If a Powerhouse stockholder does not return a signed proxy, the stockholder's shares will not be voted unless the stockholder votes in person at the Special Meeting. Returning a signed proxy will not affect a stockholder's right to attend the Special Meeting and vote in person. Powerhouse stockholders are urged to mark the appropriate box on the form of proxy enclosed with this proxy statement to indicate how their shares are to be voted. If a Powerhouse stockholder returns a signed proxy, but does not indicate how the shares are to be voted, all the shares represented by the proxy will be voted "FOR" the adoption of the proposal. The proxy also confers discretionary authority on the attorneys-in-fact named in the proxy to vote the shares of common stock represented by the proxy on any other matter that may properly arise at the Special Meeting. Such matters may include consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies to adopt the Merger Agreement.

     As of the date of this proxy statement, the Powerhouse Board of Directors does not know of any other matters to be presented for action by Powerhouse stockholders at the Special Meeting. If, however, other matters not now known are properly brought before the Special Meeting, the attorneys-in-fact named in the accompanying proxy will vote the proxies upon such matters according to their discretion and best judgment.

REVOCABILITY OF PROXY

     Any Powerhouse stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following three ways:

     - filing a written notice of revocation bearing a later date than the proxy with the corporate secretary of Powerhouse at or before the Special Meeting;

     - duly executing a proxy relating to the same shares of Powerhouse common stock bearing a later date than the proxy and delivering it to the corporate secretary of Powerhouse at or before the Special Meeting; or

     - attending the Special Meeting and voting in person by ballot.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Pursuant to the Merger Agreement, the entire cost of Powerhouse's solicitation of proxies will be borne by Powerhouse. In addition to solicitations by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Powerhouse has retained Morrow & Co., Inc., a proxy solicitation firm, for assistance in connection with the Special Meeting at an estimated expense of approximately $6,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and Powerhouse will reimburse them for their customary expenses in so doing.

INDEPENDENT ACCOUNTANTS

     We anticipate that a representative from KPMG LLP, Powerhouse's independent accountants, will be present at the Special Meeting and will be available to respond to appropriate questions.

                     BACKGROUND AND REASONS FOR THE MERGER

THE COMPANIES

     Powerhouse. Powerhouse is a diversified gaming company offering a broad selection of products and services to a variety of customers, including domestic and international lottery agencies, casino gaming companies, racetracks and route operators. Powerhouse is the leading worldwide developer and supplier of video lottery gaming machines and system software and one of the leading developers and suppliers of equipment, software systems and related services for on-line lotteries and pari-mutuel systems. In addition, Powerhouse owns and operates Sunland Park racetrack in New Mexico and operates a casino at such facility with 300 gaming machines.

     Powerhouse's subsidiary, Automated Wagering International, Inc. ("AWI"), is the second largest supplier of on-line lottery services and equipment in the United States. AWI designs, manufactures, assembles, installs, operates and maintains on-line, computer-based networks for seven state lotteries in the United States.

     Through its subsidiary, VLC, Inc. ("VLC"), Powerhouse is the leading supplier of video lottery gaming machines and central computer systems with a worldwide market share of approximately 40% for video lottery gaming machines in the markets in which it participates and approximately 57% for central control systems.

     Powerhouse, through its subsidiary, United Wagering Systems, Inc. ("UWS" or "United Tote"), is a leading provider of wagering systems, terminals and service to over 120 of approximately 350 pari-mutuel facilities in North America. Pari-mutuel systems control the acceptance of wagers, calculate odds and payout, cash winning tickets and perform assorted management, accounting and reporting functions. Each system consists of central processing computers and peripherals, betting terminals, proprietary software, tote boards and other displays.

     Powerhouse's principal executive offices are located at 115 Perimeter Place, Suite 911, Atlanta, Georgia 30346 and 2311 South Seventh Avenue, Bozeman, Montana 59715. Its telephone numbers at those addresses are (770) 481-1800 and
(406) 585-6600, respectively.

     Anchor. Anchor is a diversified gaming company that seeks to capitalize on its experience as an operator and developer of gaming machines and casinos by developing gaming oriented businesses. Anchor develops and distributes unique proprietary games, operates two casinos in Colorado, including one of the state's most profitable casinos, and operates one of the largest and one of the most profitable gaming machine routes in Nevada.

     Anchor's principal executive offices are located at 815 Pilot Road, Suite G, Las Vegas, Nevada 89119. Its telephone number at that address is (702) 896-7568.

     Merger Sub. Anchor Powerhouse Acquisition Corporation is a wholly-owned subsidiary of Anchor formed by Anchor to effect the merger with Powerhouse. Merger Sub has had no prior business, and upon consummation of the merger, its separate corporate existence will cease.

BACKGROUND OF THE MERGER

     In the 12 months preceding the signing of the Merger Agreement, Powerhouse had engaged in preliminary conversations with several entities interested in forming a strategic alliance with Powerhouse or engaging in some other type of business combination.

     Mr. Haddrill, Powerhouse's Chief Executive Officer, contacted Mr. Michael Rumbolz, Anchor's Chief Executive Officer, in early January 1999 to schedule a meeting to discuss possible synergies between the two companies. At that meeting on January 13, 1999, Messrs. Haddrill and Rumbolz discussed a number of possible strategic initiatives between the two companies, including the merger of the two companies. The parties agreed to consider their positions and contact each other upon further reflection.

     In anticipation of further discussions, Powerhouse and Anchor signed a mutual confidentiality and non-disclosure agreement on January 20, 1999.

     Approximately two weeks later, Mr. Rumbolz contacted Mr. Haddrill and advised him that Anchor was interested in acquiring Powerhouse. They agreed to meet on February 11, 1999 in Las Vegas, Nevada to further their discussions. Present at that meeting were Stanley Fulton, Anchor's Chairman of the Board and its largest shareholder, and Messrs. Haddrill and Rumbolz. At that meeting, Anchor noted that it had considered, but eliminated, the possibility of a stock-for-stock merger because it would cause an unacceptable dilution of Anchor's shareholders' interests. Anchor indicated its interest in making an all cash offer for the outstanding shares of Powerhouse common stock. The approximate prices per share that were discussed ranged from $16.00 to $22.00, subject to Anchor completing its due diligence investigation of Powerhouse and further discussions.

     Anchor began to conduct its preliminary due diligence investigation on February 18 and 19, 1999, with representatives of Anchor and Merrill Lynch & Co., ("Merrill Lynch"), Anchor's financial advisors, meeting with senior executives of Powerhouse's operating and finance divisions. Powerhouse had contacted Lehman Brothers regarding representing the Company on February 12, 1999 and representatives were present during the due diligence. Immediately prior thereto, Anchor signed an amendment to the confidentiality and non-disclosure agreement that prohibited it, for a period of 18 months, from entering into any strategic relationship with identified competitors of AWI.

     Between February 11 and February 23, 1999, Mr. Haddrill had several telephone discussions with Messrs. Fulton and Rumbolz to discuss various issues associated with Powerhouse's business and the timing and licensing implications of a merger with Anchor.

     On February 22, 1999, Powerhouse engaged Lehman Brothers to act as Powerhouse's financial advisor in connection with the proposed merger with Anchor.

     The Powerhouse Board of Directors met by telephone on February 26, 1999 to discuss the possible merger with Anchor. Prior to that time, Mr. Haddrill had contacted each board member and advised them of the background and progress of the discussions with Anchor regarding a possible transaction with Powerhouse. Also present at this telephonic meeting were Alan Rassaby, Powerhouse's Senior Vice President of Legal and Administration, Susan Carstensen, Powerhouse's Chief Financial Officer, representatives of Lehman Brothers and representatives of Rogers & Hardin, LLP, counsel to Powerhouse.

     During the February 26, 1999 meeting:

     - Counsel to Powerhouse reviewed with the Board of Directors its responsibilities and fiduciary duties in connection with considering and approving a transaction involving the company;

     - Lehman Brothers advised the Board of Directors that based on Lehman Brothers' preliminary valuation analysis, the range of values being discussed by Powerhouse management and Anchor management was fair, from a financial point of view, to Powerhouse's stockholders;

     - Considerable discussion was had regarding other potential transactions;
       and

     - The directors reviewed the terms of other recently proposed strategic transactions that had been proposed by other persons, noting that none of those transactions resulted in serious negotiations with Powerhouse.

     On February 28, 1999, Mr. Haddrill, Ms. Carstensen and representatives of Lehman Brothers met again in Las Vegas with Mr. Fulton, Mr. Rumbolz, representatives of Merrill Lynch and with Mr. Glen Hettinger, a partner of Hughes & Luce, L.L.P., counsel to Anchor, and a member of the Anchor Board of Directors.

     After lengthy negotiations, Mr. Haddrill stated, subject to further input from the Powerhouse Board of Directors, that he would be prepared to recommend to the Powerhouse Board of Directors that it accept, and recommend to the Powerhouse stockholders, a purchase price of $19.50 per share of Powerhouse Common Stock provided that certain other terms of the proposed Merger Agreement were satisfactory to Powerhouse, including the amount of the break up fee and the terms and conditions of its payment, and the restrictions on Powerhouse's right to solicit other offers.

     The Powerhouse Board of Directors met by telephone on March 2, 1999, together with its counsel and financial advisors and Mr. Rassaby and Ms. Carstensen, to review the status of the negotiations with Anchor. During this telephonic meeting, Mr. Haddrill reviewed in detail his March 1 discussions with Anchor, indicating his preliminary support for the proposal discussed at that meeting. Representatives of Lehman Brothers then reviewed with the Board of Directors the price per share tentatively offered by Anchor in light of Lehman Brothers' preliminary valuation of Powerhouse, the potential for other bids to be received and the proposed terms of the Merger Agreement. Counsel to Powerhouse then reviewed with the Board of Directors its responsibilities and duties in connection with considering and approving a transaction like the proposed merger. Based on the information presented and the discussions during this telephonic meeting, the Board of Directors authorized Powerhouse management to continue to negotiate the terms of the proposed merger.

     Thereafter, Powerhouse and Anchor agreed upon a timetable for continuing their discussions and completing the financial and legal due diligence by Anchor.

     On March 3, 1999, counsel to Anchor distributed the first draft of the proposed Merger Agreement, and on March 4 and 5, 1999, Messrs. Rumbolz and Hettinger met in Atlanta, Georgia with Mr. Rassaby and Ms. Carstensen, together with counsel to Powerhouse and representatives from Lehman Brothers, to negotiate the terms of the proposed Merger Agreement.

     Anchor completed its preliminary due diligence investigation of Powerhouse on March 6, 1999.

     On March 6, 1999, Lehman Brothers distributed to the Powerhouse Board of Directors its valuation analyses of Powerhouse, including a comparable transaction analysis, a comparable company analysis, a breakup value analysis and a discounted cash flow analysis.

     On March 7 and 8, 1999, Powerhouse distributed to the Board of Directors a copy of the latest draft of the proposed Merger Agreement together with a summary of the material terms thereof.

     The Powerhouse Board of Directors met on March 8, 1999 in Las Vegas to discuss, consider and vote upon the proposed the merger. In addition to all of the directors, in attendance at this meeting were Mr. Rassaby, Ms. Carstensen and representatives of Rogers & Hardin LLP, counsel to Powerhouse and Lehman Brothers. At this meeting, counsel to Powerhouse reviewed with the directors the material terms of the proposed Merger Agreement, and Lehman Brothers presented its financial analysis of the proposed merger and rendered its oral opinion as to the fairness, from a financial point of view, of the consideration to be offered to the Powerhouse stockholders in connection therewith. After lengthy discussion, the Powerhouse Board of Directors unanimously determined that the proposed merger is fair to, and in the best interests of, the Powerhouse stockholders, adopted the proposed Merger Agreement with such changes as Mr. Haddrill may deem necessary and recommended that the Powerhouse stockholders vote in favor of approving and adopting the Merger Agreement and the consummation of the merger contemplated thereby, all of which was subject to the Board of Directors receiving the written fairness opinion of Lehman Brothers in form and substance satisfactory to the Board of Directors.

     Immediately following the board meeting, Mr. Rassaby and Ms. Carstensen, together with counsel to Powerhouse, met with Messrs. Fulton, Rumbolz and Hettinger to finalize the proposed Merger Agreement, which Mr. Rassaby then reviewed with Mr. Haddrill.

     On March 9, 1999, Lehman Brothers delivered its written fairness opinion to the Powerhouse Board of Directors and the parties thereafter executed and delivered the Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The decision of the Board of Directors to adopt and approve the merger and the Merger Agreement were the product of a lengthy evaluation process. This process involved numerous meetings at which the Board of Directors considered the various proposals made by Anchor, discussed various possible responses and, with the assistance of its financial and legal advisors, took and authorized various actions. See "-- Background of the Merger."

     The Board of Directors, in making its determination that the merger and the Merger Agreement are in the best interests of Powerhouse stockholders, considered a number of factors, including, without limitation, the following significant items:

     - The directors' familiarity with, and presentations by Powerhouse's management and Lehman Brothers regarding, the business, operations, financial condition, competitive position, business strategy and prospects of Powerhouse, and current industry, economic and market conditions, both on a historical and on a prospective basis.

     - The strategic alternatives available to Powerhouse, including acquisitions by strategic or financial buyers, leveraged recapitalizations, stock repurchases and continued independent operations.

     - Historical and prospective market prices of Powerhouse common stock compared to the consideration to be received in the merger. See "Lehman Brothers Fairness Opinion -- Valuation Analyses Performed -- Stock Trading Analysis."

     - Lehman Brother's opinion that, as of March 9, 1999, the merger consideration to be received by holders of Powerhouse common stock was fair to them from a financial point of view. See "Lehman Brothers Fairness Opinion" for a discussion of factors considered by Lehman Brothers in rendering its fairness opinion. A copy of the Lehman Brothers opinion is attached as Annex B to this proxy statement, and you are urged to read the opinion in its entirety.

     - Consideration of the terms of the Merger Agreement, including the "fiduciary out" provision (subject to the payment of a termination fee) if an acquisition proposal is received that is superior to the current proposal by Anchor. See "Summary of the Merger Agreement -- No Solicitation," "-- Termination of the Merger Agreement" and
       "-- Termination Fee."

     - The $9.0 million fee payable to Powerhouse if Anchor fails to secure sufficient funds to satisfy its obligations under the Merger Agreement by November 30, 1999, provided that Anchor does not have a right to terminate the Merger Agreement.

     - Review by the Board of Directors of presentations by, and discussions of the terms of the Merger Agreement with, Powerhouse senior executives, as well as its legal counsel and financial advisors.

     In view of the various factors considered by the Board of Directors, including the material factors listed above, the Board of Directors did not find it necessary or practicable to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did the Board of Directors evaluate whether such factors were of equal importance. Individual members of the Board of Directors may have given different weights to different factors.

     The Powerhouse Board of Directors unanimously recommends that you vote "FOR" the adoption of the Merger Agreement. Some members of the Board of Directors and of the management of Powerhouse have interests that may present them with potential conflicts of interest in connection with the merger. See "Interests of Certain Persons in the Merger."

                        LEHMAN BROTHERS FAIRNESS OPINION

     Lehman Brothers has acted as financial advisor to the Board of Directors of Powerhouse in connection with the merger.

     As part of its role as financial advisor to Powerhouse, on March 8, 1999, Lehman Brothers delivered its oral opinion (subsequently confirmed in writing in an opinion dated March 9, 1999) (the "Fairness Opinion") to the Board of Directors of Powerhouse to the effect that, as of the date of the opinion and subject to certain assumptions made, factors considered and limitations imposed, as set forth in the opinion, the merger consideration, defined as $19.50 per share payable in cash, to be offered to the holders of Powerhouse common stock in the merger is fair, from a financial point of view, to such holders.

     A COPY OF LEHMAN BROTHERS' OPINION IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B. POWERHOUSE'S STOCKHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF SUCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by Powerhouse on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Powerhouse did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, proposals from third parties with respect to the purchase of any or all of Powerhouse's businesses. The form and amount of the consideration to be offered to the holders of Powerhouse common stock were determined through arm's-length negotiations between the parties. In arriving at its opinion Lehman Brothers did not ascribe a specific range of value to Powerhouse, but rather made its determination as to the fairness, from a financial point of view, of the merger consideration to be offered to the holders of Powerhouse common stock, on the basis of the financial and comparative analysis described below. Lehman Brothers' opinion is for the use and benefit of the Board of Directors of Powerhouse and was rendered to the Board of Directors in connection with its consideration of the merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Powerhouse as to whether to accept the merger consideration offered in the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Powerhouse's underlying business decision to proceed with or effect the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the merger; (2) publicly available information concerning Powerhouse that it believed to be relevant to its analysis, including its Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; (3) financial and operating information with respect to the business, operations and prospects of Powerhouse and of each of its businesses, respectively, including financial results of Powerhouse for the fiscal year ended December 31, 1998 and projections prepared by management; (4) a trading history of Powerhouse's common stock from March 3, 1996 to March 3, 1999 and a comparison of that trading history with those of other companies that it deemed relevant; (5) a comparison of the historical financial results and present financial condition of Powerhouse with those of other companies that it deemed relevant; and (6) a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that it deemed relevant. In addition, Lehman Brothers had discussions with the management of Powerhouse concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of the information and has further relied upon the assurances of management of Powerhouse that they are not aware of any facts or circumstances that would make the information inaccurate or misleading. With respect to the financial projections of Powerhouse, upon Powerhouse's advice, Lehman Brothers assumed that the projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Powerhouse as to its future financial performance and that Powerhouse will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers has conducted only a limited physical inspection of the properties and facilities of Powerhouse and has not made or obtained any evaluations or appraisals of the assets or liabilities of Powerhouse. In addition, Powerhouse did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a purchase of Powerhouse or any of its businesses. The Fairness Opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date thereof.

VALUATION ANALYSES PERFORMED

     In connection with the preparation and delivery of its opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Powerhouse. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of such financial analyses.

     Stock Trading Analysis. Lehman Brothers considered various historical data concerning the trading prices for Powerhouse Common Stock for the period from March 3, 1996 to March 3, 1999. At March 3, 1999, the closing share price of Powerhouse common stock was $14.63. Lehman Brothers calculated the average closing price of Powerhouse common stock for the following time periods leading up to and ending with March 3, 1999: One week ($14.48), one month ($13.51), six months ($11.74), one year ($11.05), and three years ($7.90).

     The table below shows the premium of the merger consideration to the average closing share price of Powerhouse common stock over the following periods:

One Day   One Week   One Month   Six Month   One Year   Three Year
-------   --------   ---------   ---------   --------   ----------
  33%        35%        44%         66%         76%        147%

     Comparable Transaction Analysis. Lehman Brothers reviewed certain information regarding eleven selected transactions involving gaming and gaming equipment companies since February 1990. Lehman Brothers reviewed the prices paid in these transactions in terms of the Total Enterprise Value (which is comprised of each company's equity and total debt) as a multiple of the historical and projected twelve months' earnings before interest, income taxes, depreciation, and amortization ("EBITDA"), as publicly available or as estimated by third-party research analysts, and compared the multiples to those of the financial results for Powerhouse implied by the merger consideration. The eleven completed transactions reviewed in this analysis (collectively, the "Powerhouse Transaction Comparables") were: the acquisition of Boomtown by Hollywood Park, the acquisition of Empress Entertainment by Horseshoe Gaming, the acquisition of Casino Magic by Hollywood Park, the acquisition of Players International by Jackpot Enterprises, the acquisitions of Par-A-Dice Gaming and Treasure Chest by Boyd Gaming, the acquisition of Barcrest by International Game Technology, the acquisition of Tele Control Kommunications by Scientific Games Holdings, the acquisition of Bally Gaming International by Alliance Gaming, the initial public offering of GTECH Holdings, and the leveraged recapitalization of GTECH Holdings. Each of the transactions involves companies engaged in one of the four business sectors in which Powerhouse is engaged. Lehman Brothers calculated the implied value of Powerhouse by selecting a range of multiples of the historical and projected EBITDA for the Powerhouse Transaction Comparables and applying this multiple range to the projected 1999

EBITDA of Powerhouse, as projected by Powerhouse. Based on the Powerhouse Transaction Comparables, Lehman Brothers used a multiple range between 4.2x and 6.0x 1999 projected EBITDA. Using this methodology, Lehman Brothers calculated an implied equity value of Powerhouse between $14.31 and $21.98 per share on a fully-diluted basis (assuming the exercise of all outstanding options).

Derived Multiple Range
    of 1999 EBITDA      Equity Value Per Share
----------------------  ----------------------
     4.2x - 6.0x           $14.31 - $21.98

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Powerhouse and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of Powerhouse and such acquired companies.

     Comparable Public Company Analysis. Lehman Brothers compared certain publicly available financial and operating data and projected financial performance (based upon third-party research analysts' estimates) of selected publicly traded gaming and gaming equipment companies. The gaming and gaming equipment companies reviewed in this analysis (collectively, the "Powerhouse Comparable Group") were selected because they are engaged in one or more of the four business sectors in which Powerhouse is engaged. The Powerhouse Comparable Group consisted of: GTECH Holdings, Scientific Games Holdings, International Game Technology, Alliance Gaming, Anchor Gaming, Autotote, Dover Downs Entertainment, Churchill Downs, Penn National Gaming and MTR Gaming Group. The Powerhouse Comparable Group was divided into four segments corresponding to Powerhouse's four business sectors. Lehman Brothers selected trading multiples of projected 1999 EBITDA and 1999 Earnings per Share ("EPS") from the Powerhouse Comparable Group for each of Powerhouse's business sectors, and then calculated a blended average of multiples of projected 1999 EBITDA and 1999 EPS based on the range of those multiples derived for each sector, each weighted based on the percentage of EBITDA attributable to each of the four sectors. The implied value of Powerhouse was then calculated by applying the blended average range of multiples to the projected 1999 EBITDA and 1999 EPS of Powerhouse, as projected by Powerhouse. Lehman Brothers calculated, using this methodology, an implied equity value for Powerhouse between $10.50 and $20.70 per share on a fully-diluted basis.

                                         Derived Multiple Range  Equity Value Per Share
                                         ----------------------  ----------------------
1999 EPS                                     10.0x - 11.1x          $10.50 - $11.66
1999 EBITDA                                   4.1x - 5.7x           $13.89 - $20.70

     Because of the inherent differences between the businesses, operations and prospects of Powerhouse and the businesses, operations and prospects of the companies included in the Powerhouse Comparable Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Powerhouse and the companies in the Powerhouse Comparable Group that would affect the public trading values of Powerhouse and such comparable companies.

     Break-up Analysis. Lehman Brothers performed a break-up analysis of Powerhouse's four business segments to calculate a break-up value of Powerhouse. A range of multiples of Total Enterprise Value to projected 1999 EBITDA for each of the four business sectors was determined based on a quantitative and qualitative analysis of the financial and operating data and projected financial performance of the Powerhouse Comparable Group and on a quantitative and qualitative analysis of the Powerhouse Transaction Comparables. The range of multiples was applied to the projected EBITDA for each sector as projected by Powerhouse to provide an implied value for each sector, which were added together and tax effected to arrive at a break-up value for Powerhouse. Lehman Brothers calculated, using this methodology, an implied equity value for Powerhouse between $15.57 and $19.75 per share on a fully-diluted basis.

Derived Multiple Range
    of 1999 EBITDA      Equity Value Per Share
----------------------  ----------------------
     4.8x - 6.1x           $15.57 - $19.75

     Discounted Cash Flow Analysis. Lehman Brothers performed a discounted cash flow analysis of Powerhouse. Lehman Brothers utilized estimates of projected financial performance prepared by Powerhouse for the year 1999 through the year 2001 and, for the years 2002 and 2003, arrived at estimates of projected financial performance based on assumptions provided by Powerhouse. Utilizing these projections, Lehman Brothers calculated a range of values based upon (a) the sum of the discounted net present value of the projected stream of after-tax free cash flow for Powerhouse to the year 2003, and (b) the projected terminal value of Powerhouse at that year based upon a range of multiples of projected EBITDA. Lehman Brothers used a discount rate of 18.5% and terminal multiples of EBITDA ranging from 4.0x to 6.0x. Using this methodology, Lehman Brothers calculated an equity value of Powerhouse between $13.45 and $20.47 per share on a fully-diluted basis.

     Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors of Powerhouse selected Lehman Brothers because of its expertise, reputation and familiarity with Powerhouse in particular and the gaming industry in general, and because its investment banking professionals have substantial experience in transactions similar to the merger.

     As compensation for its services in connection with the merger, Powerhouse will pay Lehman Brothers a fee of approximately $2.0 million, $650,000 of which has already been paid and approximately $1.35 million of which will be payable upon the closing of the merger. Powerhouse has also agreed to reimburse Lehman Brothers for up to $75,000 of its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     Lehman Brothers was the arranger of, and is currently a lender under, Powerhouse's credit facility. Lehman Brothers has also performed various investment banking services for Powerhouse in the past, for which it has received customary fees. In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Powerhouse for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

                        SUMMARY OF THE MERGER AGREEMENT

     THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT ITSELF, THE FULL TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A, AND WHICH IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE FULL TEXT OF THE MERGER AGREEMENT CAREFULLY.

STRUCTURE AND EFFECTIVE TIME

     The Merger Agreement provides for the merger of Merger Sub into Powerhouse. Powerhouse will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Anchor. The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or a later time if agreed in writing by the parties and specified in the certificate of merger). The time that the merger becomes effective is referred to in this proxy statement as the "effective time." The effective time is expected to occur promptly after the Powerhouse stockholders adopt the Merger Agreement at the
Special Meeting. The Special Meeting is scheduled for           , 1999. However,
the closing of the merger may be delayed if other closing conditions have not been satisfied by that time.

MERGER CONSIDERATION

     The Merger Agreement provides that each share of common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive cash from Anchor in an amount equal to the merger consideration ($19.50 per share of common stock, in cash without interest). All shares owned by Powerhouse, Anchor or any of their direct or indirect wholly-owned subsidiaries will, at the effective time, be cancelled and no payment will be made for such shares. If appraisal rights for any shares are perfected, then those shares will be treated as described under "Appraisal Rights."

PAYMENT PROCEDURES

     Anchor will appoint an exchange agent who will make payment of the merger consideration in exchange for certificates representing shares of Powerhouse stock. Anchor will make cash available to the exchange agent in order to permit the payment of the merger consideration. Promptly after the effective time, the exchange agent will send Powerhouse stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the exchange agent. Checks for the merger consideration (minus any withholding taxes required by law) will be mailed to stockholders promptly following the exchange agent's receipt and processing of stock certificates and properly completed transmittal documents.

EMPLOYEE AND DIRECTOR STOCK OPTIONS

     All outstanding Powerhouse stock options will become vested and fully exercisable at the effective time of the merger pursuant to their terms. As a result of the merger, each option will be converted into the right to receive from Powerhouse for each share subject to the option an amount in cash equal to the excess of $19.50 over the exercise price per share of the option, net of withholding taxes.

REPAYMENT OF INDEBTEDNESS

     In connection with the merger and at the effective time, Powerhouse will repay (in cash) all of its outstanding indebtedness for borrowed money (including amounts under Powerhouse's credit agreement with Lehman Brothers, which are required to be repaid pursuant to the terms of such credit agreement), except for indebtedness not required by its terms to be repaid upon completion of the merger. If the amount of such indebtedness exceeds Powerhouse's cash on hand, then Anchor will make available to Powerhouse all funds necessary to effect the repayment as of the effective time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains a number of representations and warranties by Powerhouse, Anchor and Merger Sub. These representations and warranties were made as of the date of the Merger Agreement, and must be remade in all material respects as of the effective time. They will not, however, survive the effective time of the merger. Powerhouse, Anchor and Merger Sub all made representations and warranties regarding, among other things, matters such as corporate organization, authorization of the merger, no conflicts and governmental approvals. Powerhouse also made representations and warranties relating to, among other things:

     - Powerhouse's capitalization;
     - SEC filings;
     - financial statements;
     - the absence of "a material adverse effect" (as defined below under "Material Adverse Effect");
     - title to properties;
     - litigation;
     - compliance with law;
     - employee benefits;
     - taxes;
     - labor matters;
     - Year 2000 compliance;
     - major customers;
     - insider interests;
     - insurance;
     - termination;
     - severance and employment agreements;
     - non-competition;
     - material contracts;
     - environmental matters; and
     - intellectual property.

     With respect to the merger, Powerhouse made representations and warranties that:

     - Section 203 of the Delaware General Corporation Law, which imposes certain limitations on business combinations with interested stockholders, does not apply to the merger;
     - the Powerhouse Board of Directors has approved the merger; and
     - the approval of the Powerhouse stockholders is necessary to consummate the merger.

CONDUCT PRIOR TO THE EFFECTIVE TIME

     Until the effective time, Powerhouse and its subsidiaries are required to comply with a number of interim operating covenants. In general, Powerhouse agreed to operate during the period in the usual and ordinary course in all material respects in the same manner as previously operated. Powerhouse also agreed to refrain from taking a number of actions, such as making significant acquisitions or incurring indebtedness other than in the ordinary course of business, without Anchor's prior consent. Powerhouse also agreed to limitations on its conduct regarding:

     - issuance of securities and dividends;
     - changes in governing documents;
     - employee compensation;
     - accounting methods;
     - taxes;
     - material agreements;
     - capital expenditures; and
     - litigation.

ADDITIONAL AGREEMENTS

     The Merger Agreement contains a number of additional agreements of Anchor, Merger Sub and Powerhouse regarding the completion of the merger and related transactions. Certain of these agreements are summarized below.

     Special Meeting and Proxy Materials. Powerhouse agreed to prepare this proxy statement, mail it to Powerhouse stockholders and call and hold the Special Meeting. Powerhouse also agreed to use all reasonable efforts to solicit proxies in favor of adoption of the Merger Agreement, and to take such other action as might be required to secure the adoption of the Merger Agreement by the stockholders. Powerhouse also agreed that, subject to certain exceptions described below under "No Solicitation," the Powerhouse Board of Directors will unanimously recommend that the Powerhouse stockholders vote in favor of adopting the Merger Agreement, will include that recommendation in this proxy statement, and will not withdraw or adversely modify its recommendation.

     No Solicitation. Subject to exceptions summarized below, Powerhouse agreed that it will not, and will not authorize or permit any of the officers, directors, employees, agents and other representatives of Powerhouse and its subsidiaries to, directly or indirectly, solicit, facilitate or encourage the initiation of any inquiries or proposals regarding an acquisition proposal or negotiate with any prospective buyer in connection with any acquisition proposal. An "acquisition proposal" means:

     - any proposal or offer with respect to the acquisition of Powerhouse by merger or otherwise by any person or group (other than by Anchor or any of its affiliates);

     - the acquisition by a third party of more than 19.9% of the total assets of Powerhouse and its subsidiaries, taken as a whole;

     - the acquisition by a third party of 19.9% or more of the outstanding shares of Powerhouse common stock from or in a transaction or series of related transactions that results in a change of control of Powerhouse;

     - the adoption by Powerhouse of a plan of liquidation or the declaration or payment of an extraordinary dividend; or

     - the acquisition by Powerhouse or any of its subsidiaries of more than 19.9% of the outstanding shares of Powerhouse common stock.

     However, the Merger Agreement provides that Powerhouse and its Board of Directors may engage in discussions or negotiations concerning an acquisition proposal received after the date of the Merger Agreement that was not solicited in violation of the Merger Agreement (and may furnish information and cooperate in this regard) if it determines in good faith that the acquisition proposal (if consummated) would be a superior proposal and that failure to do so would be inconsistent with its fiduciary duties to the Powerhouse stockholders. A "superior proposal" means a bona fide acquisition proposal that the Powerhouse Board of Directors by majority vote determines in its good faith judgment and in the exercise of its fiduciary duties (after consultation with its legal and financial advisors), would result in a transaction that is more favorable to Powerhouse's stockholders than the Merger Agreement. In addition, the Merger Agreement provides that, following receipt of a superior proposal, the Board of Directors may withdraw, modify or not make its recommendation in favor of the merger and the Board of Directors may recommend or enter into an agreement in principle or a definitive agreement with respect to the superior proposal, provided that Powerhouse pay to Anchor the termination fee described below. See "-- Termination Fee" on page 28.

     Powerhouse has agreed not to engage in negotiations with, or disclose any non-public information to, any person making an acquisition proposal unless it receives from such person an executed confidentiality agreement with terms substantially similar to the confidentiality agreement between Powerhouse and Anchor, dated as of January 20, 1999. Powerhouse will promptly notify Anchor in writing of the receipt of any acquisition proposal or any modification of an acquisition proposal, or any bona fide request for non-public information of Powerhouse in connection with the making of an acquisition proposal. The notice must include the identity of the person or group making the acquisition proposal and the material terms and conditions of the acquisition proposal.

     Indemnification and Insurance. Anchor has agreed to guarantee the surviving corporation's obligations under the indemnification agreements by and between Powerhouse and each of its directors and executive officers. Anchor has also agreed that, for a period of six years from the effective time, the certificate of incorporation and bylaws of the surviving corporation will contain indemnification and exculpation provisions that are at least as favorable to Powerhouse officers and directors as Powerhouse's existing certificate of incorporation and bylaws.

     In addition, Anchor has agreed to permit Powerhouse to expend up to $500,000 to purchase a "tail" with a term of not more than five years for its current officers' and directors liability insurance, which Powerhouse expects to do immediately prior to the effective time.

     Antitrust Filings. Powerhouse and Anchor agreed to file their respective pre-merger notification and report forms under the HSR Act as soon as practicable after the signing of the Merger Agreement. Both companies filed these materials on April 2, 1999. The waiting period under the HSR Act expired
on           , 1999.

     Gaming Approvals. Under the Merger Agreement, the merger cannot be completed until Anchor has received evidence that any governmental gaming regulator whose consent or approval is required before the merger can be consummated has given that consent or approval. This condition does not apply to consents and approvals:

     - that, if not obtained, could not reasonably be expected to have a material adverse effect on Powerhouse or Anchor;

     - that may be required from the gaming regulators in four selected jurisdictions; or

     - the failure of which to receive is primarily the result of regulatory concerns regarding Anchor or its affiliates or as a result of breach by them of their obligation to use their commercially reasonable best efforts to seek such consents and approvals. See "-- Gaming Approvals" on page 29.

     Approvals under Material Contracts. Under the Merger Agreement, Anchor must have received evidence that all consents or approvals required under any of Powerhouse's material contracts have been obtained, other than consents and approvals that, if not obtained, could not reasonably be expected to have a material adverse effect on either Powerhouse or Anchor. See "-- Approvals under Material Contracts" on page 31.

     In addition to the agreements summarized above, Powerhouse made certain covenants relating to, among other things, confidentiality, access to information, public disclosure, cooperation to complete the merger, notice of certain events, third party consents and regulatory filings.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of Powerhouse, Anchor and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

     - Powerhouse stockholders must adopt the Merger Agreement;

     - the absence of any law, regulation or order making the merger illegal or prohibiting the merger; and

     - all waiting periods, if any, under the HSR Act for the transactions contemplated by the Merger Agreement must have expired or terminated
       early (the waiting period under the HSR Act expired on           , 1999).

     Conditions to the Obligations of Powerhouse to Effect the Merger. The obligation of Powerhouse to effect the merger is further subject to the satisfaction of the following additional conditions:

     - the representations and warranties of Anchor and Merger Sub must have been true as of the date of the Merger Agreement and must be true in all material respects as if made as of the effective time;

     - Anchor and Merger Sub must have performed in all material respects their obligations under the Merger Agreement; and

     - Anchor and Merger Sub must have delivered to Powerhouse certain closing certificates.

     Conditions to the Obligations of Anchor and Merger Sub to Effect the Merger. The obligations of Anchor and Merger Sub to effect the merger are subject to the satisfaction of the following additional conditions:

     - the representations and warranties of Powerhouse must have been true as of the date of the Merger Agreement and must be true in all material respects as if made as of the effective time;

     - Powerhouse must have performed in all material respects its obligations under the Merger Agreement;

     - the Powerhouse directors and executive officers must have performed all of their obligations under the Voting Agreements;

     - Anchor must have received a "comfort" letter from KPMG LLP, Powerhouse's independent accountants;

     - Anchor must have received a legal opinion from Rogers & Hardin LLP, Powerhouse's counsel;

     - Anchor must have received all consents and approvals (including the Gaming Approvals) (see "-- Regulatory Approvals" on page 29) from all governmental entities that are required to be obtained before consummation of the merger other than such consents and approvals (1) that, if not obtained, could not reasonably be expected to have a material adverse effect on Anchor or Powerhouse; (2) from identified jurisdictions (see "-- Regulatory Approvals" on page 29); or (3) the failure of which to receive is primarily the result of regulatory concerns regarding Anchor or it affiliates or as a result of breach by them of their obligation to use their commercially reasonable best efforts to seek such consents and approvals;

     - Anchor must have received all consents or approvals required under the terms of any of Powerhouse's material contracts other than such consents and approvals that, if not obtained, could not reasonably be expected to have a material adverse effect on Anchor or Powerhouse;

     - Powerhouse must deliver to Anchor certain closing certificates; and

     - no event can have occurred since March 9, 1999 that would constitute a material adverse effect on Powerhouse (see "-- Material Adverse Effect" on page 29).

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding approval of the merger by Powerhouse's stockholders) as follows:

     - by the mutual written consent of Anchor, Merger Sub and Powerhouse;

     - by Anchor and Merger Sub, on the one hand, or Powerhouse, on the other hand, if any court of competent jurisdiction or other governmental body has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or has become nonappealable; or

     - by either Anchor or Powerhouse (provided that the terminating party is not in material breach of any of its representations, warranties, or obligations under the Merger Agreement), if the approval of the

Powerhouse stockholders required for the consummation of the merger shall not have been obtained by reason of the failure to obtain the required vote at the special meeting;

     - by Powerhouse if:

        - a person or group has made a bona fide offer (1) that the Powerhouse Board of Directors by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its legal and financial advisors, would result in a superior proposal; and (2) as a result of which the Powerhouse Board of Directors determines that it would be inconsistent with its fiduciary duties under applicable law not to terminate the Merger Agreement, provided that Powerhouse pay to Anchor the $9.0 million termination fee (if applicable) and reimburse Anchor for its out-of-pocket expenses up to $2.5 million (see "-- Termination Fee" on page 28);

        - there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Anchor of such breach) of any representation or warranty on the part of Anchor or Merger Sub that materially adversely affects (or materially delays) the consummation of the merger;

        - there has been a material breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Anchor of such breach) of any covenant or agreement on the part of Anchor or Merger Sub that materially adversely affects (or materially delays) the consummation of the Merger;

        - the merger has not occurred by September 30, 1999, unless (1) the failure to consummate the merger is the result of a breach of covenant in the Merger Agreement or a material breach of any representation or warranty set forth in the Merger Agreement by Powerhouse (in which case such date will be extended by the number of days attributable to such breach) or (2) the failure to consummate the merger is the result of the failure to be fulfilled of the condition to receive the required consents and approvals from government authorities (see
          "-- Regulatory Approvals" on page 29) in which case such date will be October 31, 1999, provided that Anchor must have diligently pursued fulfillment of such condition prior to September 30, 1999; or

        - if the merger is not effected (provided that Anchor does not have the right to terminate the Merger Agreement, as described below) because Anchor has failed to secure sufficient funds to satisfy its obligations under the Merger Agreement on or before November 30, 1999 (and all other conditions to the obligations of Powerhouse to consummate the merger have been fulfilled or waived by such date).

     - by Anchor if:

        - there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Powerhouse by Anchor of such breach) of any representation or warranty on the part of Powerhouse having a material adverse effect on Powerhouse or materially adversely affecting the ability of Anchor or Merger Sub to consummate the merger (including the ability to secure the financing necessary to satisfy its obligations under the Merger Agreement);

        - there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Powerhouse by Anchor of such breach) of any covenant or agreement on the part of Powerhouse resulting in a material adverse effect on Powerhouse or materially adversely affecting or delaying the ability of Anchor or Merger Sub to consummate the merger (including the ability to secure the financing necessary to satisfy its obligations under the Merger Agreement);

        - Powerhouse breaches its agreement not to solicit or facilitate the initiation of any inquiry or proposal regarding an acquisition proposal, except to the extent permitted under the Merger Agreement (in which event Powerhouse may be obligated to pay Anchor the fee described under "Termination Fee" on page 28);

        - Powerhouse enters into an agreement, letter of intent or arrangement with respect to an acquisition proposal (in which event Powerhouse may be obligated to pay Anchor the fee described under "Termination Fee" on page 28);

        - the Powerhouse Board of Directors has withdrawn or modified in a manner adverse to Anchor or Merger Sub its approval or recommendation of the Merger Agreement, or the merger or has recommended another transaction, or has adopted any resolution to effect any of the foregoing;

        - the First District Court of Appeal of the State of Florida in the matter of GTech Corporation v. State of Florida Department of Lottery and Automated Wagering International, Inc., Case No. 98-1155 (Fla. 1st
          DCA), on or before July 15, 1999 shall have reversed or rendered an adverse decision with respect to the Final Order entered by the State of Florida Department of Lottery on March 23, 1998; provided, however, that if such Court shall have so reversed or rendered an adverse decision with respect to such Final Order on or before such date, then Anchor and Powerhouse have agreed to negotiate in good faith for a period of two weeks from the date of such reversal or adverse determination to reach a mutually satisfactory amendment to the Merger Agreement to eliminate any adverse effect to the Anchor or Merger Sub that could result from such reversal or adverse determination before Anchor will be entitled to exercise its right of termination under this section of the Merger Agreement; or

        - the merger has not occurred by November 30, 1999, unless the failure to consummate the merger is the result of a breach of covenant set forth in the Merger Agreement or a material breach of any representation or warranty set forth in the Merger Agreement by Anchor (in which case such date will be extended by the number of days attributable to such breach).

TERMINATION FEE

     Anchor is entitled to a termination fee of $9.0 million plus up to $2.5 million of out-of-pocket expenses actually incurred in connection with the transactions contemplated by the Merger Agreement if, within 270 days of the termination of the Merger Agreement, Powerhouse enters into an agreement with respect to an acquisition proposal or a third party acquisition of Powerhouse occurs and:

     - Powerhouse terminates the Merger Agreement because the Powerhouse Board of Directors has determined that an offer made by a third party would be a superior proposal and the failure to terminate the Merger Agreement in light of such offer would be inconsistent with the fiduciary duties of the Powerhouse Board of Directors to enter into a definitive agreement or agreement in principle with another party with respect to a superior proposal; or

     - Anchor terminates the Merger Agreement because Powerhouse breaches its agreement not to solicit other acquisition proposals or enters into an agreement with respect to a competing acquisition proposal from a third party.

     Powerhouse is entitled to a termination fee of $9.0 million plus up to $2.5 million of expenses actually incurred in connection with the transaction contemplated by the Merger Agreement if Powerhouse terminates the Merger Agreement as a result of Anchor's failure to secure sufficient funds to satisfy its obligations under the Merger Agreement by November 30, 1999, provided that Anchor does not have a right to terminate the Merger Agreement.

PAYMENT OF FEES AND EXPENSES

     Except as described in the Termination Fee section above, all fees and expenses incurred in connection with the Merger Agreement and the related transactions will be paid by the party incurring the expenses whether or not the merger is consummated.

AMENDMENTS AND WAIVERS

     The provisions of the Merger Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed on behalf of Powerhouse, Anchor and Merger Sub.

MATERIAL ADVERSE EFFECT

     For purposes of the Merger Agreement, a "material adverse effect" means with respect to any person any change or effect that, individually or in the aggregate, could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, results of operations or legal or regulatory environment of such person and its subsidiaries, taken as a whole.

CONSEQUENCES OF THE MERGER

     After the merger, Powerhouse stockholders will no longer have any interest in Powerhouse or its future earnings or growth. Powerhouse will no longer be registered as a reporting company under the federal securities laws, and shares of Powerhouse common stock will no longer be quoted on the Nasdaq National Market System or listed on any other exchange.

REGULATORY APPROVALS

     HSR Approval. Under the HSR Act and the rules of the Federal Trade Commission (the "FTC") relating to the HSR Act, the merger cannot be completed until pre-merger notifications have been filed and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and the FTC, and a specified waiting period has expired or been terminated. Powerhouse and Anchor each filed their respective pre-merger notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 2, 1999. The
waiting period under the HSR Act expired on        , 1999.

     The Merger Agreement provides that all waiting periods under the HSR Act must have expired or terminated early in order to complete the merger.

     At any time before or after the effective time, the Antitrust Division or the FTC could, if deemed necessary or desirable to do so, act under the federal antitrust laws and seek to enjoin completion of the merger or seek the divestiture of substantial assets of Anchor or Powerhouse. At any time before or after the effective time, and notwithstanding that the HSR Act waiting period has expired, any state attorney general of a state where Powerhouse or Anchor has operations also could take action under its state antitrust laws to enjoin completion of the merger or seek divestiture of substantial assets. Private parties also may take legal action under federal and/or state antitrust laws under certain circumstances.

     Powerhouse and Anchor believe that the merger will comply with federal and state antitrust laws. However, there can be no assurance that a challenge to the merger will not be made or that, if made, Powerhouse and Anchor would prevail or would not be required to accept certain conditions, including divestitures, in order to complete the merger.

  Gaming Approvals.

     Lotteries. To ensure the integrity of their lottery operations, most jurisdictions require detailed background disclosure and investigation of vendors providing goods ands services under a contract awarded for a major procurement of lottery services, which typically include, on-line computer systems and services; instant ticket printing; ticket validation systems; gaming devices; drawing equipment; and advertising services. Background investigations typically are conducted on company subsidiaries, affiliates, officers, directors and stockholders who own 5% or more of the outstanding capital stock of the vendor to determine whether such persons satisfy the suitability standards defined under statutes and regulations of each jurisdiction.

     The award of lottery contracts and ongoing operations of lotteries in international jurisdictions also are highly regulated, although the operations typically vary from lotteries in the United States. In addition, restrictions are often imposed on foreign corporations seeking to do business in international jurisdictions.

     Gaming Devices. The manufacture, distribution and operation of gaming devices or facilities are also subject to extensive federal, state, provincial and local laws and regulation. All jurisdictions require various licenses, permits and approvals to be held by companies and their key personnel in connection with the manufacture, distribution or operation of gaming devices or facilities. Generally, gaming devices may not be manufactured, distributed or operated unless such licenses are obtained from the appropriate regulatory authorities of the jurisdiction. The laws and regulations vary from jurisdiction to jurisdiction but primarily concern the responsibility, financial stability and suitability of directors, officers and key employees of gaming equipment manufacturers, distributors and suppliers, as well as persons with a 5% or greater financial interest or involvement in gaming operations.

     Pari-mutuel Wagering. In certain jurisdictions, Powerhouse's pari-mutuel wagering operations are also subject to extensive state regulatory and licensing requirements similar to those to which the on-line lottery and video gaming machine operations are subject.

     Under the Merger Agreement, the merger cannot be completed until Anchor has received evidence that any governmental gaming regulator whose consent or approval is required before the merger can be consummated has given that consent or approval. This condition does not apply to consents and approvals:

     - that, if not obtained, could not reasonably be expected to have a material adverse effect on Powerhouse or Anchor;

     - that may be required from the gaming regulators in the Province of Mpumalanga in South Africa, the States of Victoria or New South Wales in Australia, or the States of Louisiana or Minnesota in the United States of America; or

     - the failure of which to receive is primarily the result of regulatory concerns regarding Anchor or its affiliates or as a result of breach by them of their obligation to use their commercially reasonable best efforts to seek such consents and approvals.

     Powerhouse believes it will be necessary to obtain the following consents and approvals before consummation of the merger:

     - Nevada. Under Nevada law, changes in control of Powerhouse through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Gaming Commission. Entities seeking to acquire control of a registered, publicly traded gaming corporation, such as Powerhouse, must satisfy the Nevada State Gaming Control Board and the Nevada Gaming Commission of a variety of stringent standards before assuming control. The Nevada Gaming Commission may also require controlling stockholders, executive officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed or found suitable as part of the approval process relating to the transaction. The merger requires the prior approval of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board. Anchor and Powerhouse filed the necessary applications with the Nevada Gaming Control Board on March 25, 1999, for approval of Anchor's acquisition of control of Powerhouse.

     - New Mexico. The New Mexico Racing Commission has notified Powerhouse and Anchor that the acquisition by Anchor of 10% or more of Powerhouse's common stock (which would happen as a result of the merger) must be approved by the New Mexico Racing Commission. Anchor and Powerhouse initiated the approval process with the New Mexico Racing Commission on March 23, 1999.

     - Mississippi. Under Mississippi law, changes in control of registered, publicly traded gaming corporations, such as Powerhouse, through merger, consolidation, stock or asset acquisitions, management or consulting agreements or any arrangement or action resulting in control by a person may not occur without the prior approval of the Mississippi Gaming Commission. The merger requires the prior approval of the Mississippi Gaming Commission. Anchor and Powerhouse filed the necessary applications
       with the Mississippi Gaming commission on           for approval of
       Anchor's acquisition of control of Powerhouse pursuant to the Merger.

     - Montana. Under Montana law governing Powerhouse's ownership of its licensed gaming subsidiaries engaged in the manufacturing, distributing and route operations businesses, Anchor may not become the registered owner of more than 5% of the Powerhouse common stock without the prior approval of the Gambling Control Division of the Montana Department of Justice. The necessary applications were filed with the Division on April 1, 1999.

     There may be other jurisdictions that assert that their prior consent or approval is required before the merger can be consummated, and Powerhouse gives no assurance that the above list of jurisdictions is comprehensive. While Powerhouse and Anchor do not know of any reason why they should not obtain the regulatory approvals needed in a timely manner, there is no certainty as to when, or if, such approvals will be given or obtained.

     In addition to those jurisdictions in which the consent or approval of a governmental gaming regulator is required before consummation of the merger, most jurisdictions in which Powerhouse operates will require that applications for approval of directors, officers and key employees of Anchor be filed either before, or within a fixed period after the merger has occurred.

     Approvals under Material Contracts. Under the Merger Agreement, Anchor must have received evidence that all consents or approvals required under any of Powerhouse's material contracts have been obtained, other than consents and approvals that, if not obtained, could not reasonably be expected to have a material adverse effect on either Powerhouse or Anchor.

     Powerhouse has provided information about the merger and about Anchor to all parties to its material contracts. Powerhouse has also provided Anchor with a list of contracts that Powerhouse regards as material. Powerhouse is unable to predict whether a party to a material contract may regard the merger with Anchor as contrary to the party's interests.

                               VOTING AGREEMENTS

     The description of the voting agreements contained in this proxy statement is only a summary and is qualified in its entirety by reference to the agreements themselves. The full text of a form of the voting agreement executed by each of the Powerhouse directors and executive officers is attached to this proxy statement as Annex C.

     As a condition to executing the Merger Agreement, Anchor required the Powerhouse directors and executive officers (Madams Becker and Carstensen and Messrs. Burt, Davey, Eide, Haddrill, Hardesty, Rassaby and Roman) to enter into Voting Agreements that require them to vote in favor of adoption of the Merger Agreement at the Special Meeting. As of the date of this proxy statement, these stockholders collectively owned 464,568 shares of common stock, or approximately 4.4% of the outstanding shares of Powerhouse common stock.

     Under their respective voting agreements, the management stockholders also agreed to vote their shares against any competing acquisition proposals that might be made. They also agreed not to transfer or encumber any of their shares to any other person. All of the voting agreements terminate if the Merger Agreement is terminated. The management stockholders agreed not to take any action that, if attributed to the Company, would be prohibited under the non-solicitation provisions of the Merger Agreement or otherwise assist, facilitate or encourage a third party in making an acquisition proposal for Powerhouse.

     The existence of these voting agreements could discourage other parties from attempting to acquire Powerhouse.

                            ANCHOR'S SOURCE OF FUNDS

     Anchor intends to consummate the transactions contemplated by the Merger Agreement using (1) funds expected to be available under a new senior credit facility, and (2) other cash resources available to Anchor.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Powerhouse officers and directors own Powerhouse common stock. To that extent, their interest in the merger may be considered to be the same as other Powerhouse stockholders. For information concerning such ownership, see "Security Ownership of Certain Beneficial Owners and Management." However, in considering the recommendation of the Powerhouse Board of Directors that the Merger Agreement be adopted, Powerhouse stockholders should be aware that a number of Powerhouse officers and directors have interests in the merger that are, or may be, different from other Powerhouse stockholders.

     As a result of the merger, all outstanding Powerhouse stock options will become vested and fully exercisable at the effective time and will be converted into the right to receive from Powerhouse for each share subject to the option an amount in cash equal to the excess of $19.50 over the exercise price per share of the option, net of any applicable withholding taxes. The Powerhouse directors and executive officers hold options to acquire an aggregate of 637,800 shares of Powerhouse common stock, of which options to acquire an aggregate of 573,798 shares of Powerhouse common stock are currently vested and exercisable and options to acquire an aggregate of 64,002 shares of Powerhouse common stock will become vested and exercisable as a result of the merger. The weighted average exercise price of the 64,002 options held by Powerhouse directors and executive officers that vest and become exercisable as a result of the merger is $10.89 per share.

     In addition, completion of the merger will constitute a change of control of Powerhouse under the employment agreements of certain Powerhouse executive officers, triggering certain rights of those officers, including the right to receive certain payments if their employment is terminated and the elimination of the restrictions on restricted stock awards. Specifically, Mr. Haddrill's employment agreement provides that he will receive a payment of a minimum $1.8 million under certain circumstances if his employment is terminated after a change of control of Powerhouse, such as the merger, his employee benefits will continue until January 1, 2003 and the restrictions on 85,000 shares of Powerhouse common stock held by Mr. Haddrill will immediately lapse. None of Mr. Haddrill's options to acquire Powerhouse common stock vest upon the merger because all such options are already vested and exercisable.

     Other of Powerhouse's executive officers have employment agreements that provide that they will be entitled to receive certain payments if their employment is terminated following the merger. These payments aggregate approximately $1.1 million.

     Anchor also has agreed to guaranty the obligations of Powerhouse arising under the indemnification agreements by and between Powerhouse and each of its directors and executive officers. See "Summary of the Merger
Agreement -- Additional Agreements -- Indemnification and Insurance."

     Madams Becker and Carstensen and Messrs. Burt, Davey, Eide, Haddrill, Hardesty, Rassaby and Roman have entered into voting agreements with Anchor that, among other things, require them to vote their shares in favor of adopting the Merger Agreement.

     In addition, two members of the Powerhouse Board of Directors, Mr. Burt and Mr. Haddrill are expected to be elected to serve as directors of Anchor and to enter into consulting agreements with Anchor after the closing of the merger. Pursuant to the consulting agreement with Anchor, Mr. Haddrill will provide consulting services to Anchor for two years following the merger. In exchange for those services, Mr. Haddrill will receive $150,000 per month for the first six months of the consulting agreement, during which Mr. Haddrill will provide consulting services on a full-time basis, and $23,000 per month for the remaining 18 months of the consulting agreement, during which Mr. Haddrill will provide consulting services on a limited basis. The consulting agreement also provides that Mr. Haddrill will not compete with Anchor for a period of two years following the merger, will serve as a member of the Anchor Board of Directors and will receive $450,000 in exchange therefor. The terms of the consulting agreement with Mr. Burt have not yet been finalized. Mr. Burt will be entitled to receive compensation for his services as director of Anchor on the same basis as Anchor's other outside directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN FIVE PERCENT BENEFICIAL OWNERS

     The following table sets forth the stock ownership of all persons known by Powerhouse to be the beneficial owners of more than 5% of the outstanding shares of Powerhouse common stock as of March 1, 1999, based upon Schedule 13D or 13G reports filed with the Securities and Exchange Commission, other than those persons set forth in "-- Beneficial Ownership of Directors and Officers" below.

                                                                SHARES OF COMMON STOCK OR COMMON
                                                              STOCK EQUIVALENTS BENEFICIALLY OWNED
                                                              -------------------------------------
                                                                                     COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                            NUMBER              PERCENTAGE(1)
------------------------------------                          -----------          ----------------
Dimensional Fund Advisors Inc.
  1299 Ocean Ave., 11th Floor
  Santa Monica, CA 90401-1038...............................    720,900(2)               6.4%
Fir Tree Partners (Fir Tree, Inc. d/b/a Fir Tree Partners)
  1211 Ave of the Americas, 29th Fl.
  New York, New York 10036..................................    697,400(3)                6.3
Capital Technology Inc.
  8314 Pineville-Matthews Road, Suite 295
  Charlotte, NC 28226.......................................    616,100(4)                5.5

---------------

(1) Based on 10,622,958 shares of common stock outstanding as of the close of business on March 1, 1999. The share holdings in this table do not include rights to receive stock or options granted under various Company plans to directors and executive officers that do not vest or become exercisable within 60 days of March 1, 1999.
(2) Dimensional Fund Advisors Inc. ("Dimensional"), incorporated in Delaware, an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled groups trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of Powerhouse held by the Portfolios. Dimensional disclaims beneficial ownership of all of the shares of Powerhouse common stock held by the Portfolios.
(3) Fir Tree, Inc. is a New York corporation doing business as Fir Tree Partners ("Fir Tree Partners"), of which Jeffrey Tannenbaum is the sole shareholder, executive officer, director and principal. Mr. Tannenbaum acquired the shares through his position as principal of Fir Tree Partners for an institutional account for which Fir Tree Partners serves as trading advisor and for the account of the Fir Tree Value Fund, L.P. ("Fir Tree Value Fund"), of which Mr. Tannenbaum is the general partner. Fir Tree Partners is the beneficial owner of 697,400 shares of Powerhouse common stock, of which 45,315 shares are beneficially owned by Fir Tree Partners in its capacity as investment advisor to Fir Tree LDC, a Cayman Islands limited duration company ("Fir Tree LDC"). Mr. Tannenbaum is the investment advisor of Fir Tree LDC and, as such, retains voting and dispositive power over the shares, and 546,465 shares are beneficially owned by Fir Tree Partners for the account of the Fir Tree Value Fund and 105,620 shares are held for the account of the Fir Tree Institutional Value Fund.
(4) Capital Technology Inc. is an investment advisor organized in North Carolina. Capital Technology Inc. has sole power to dispose or direct the disposal of all shares beneficially owned and has sole power to vote or direct to vote 279,500 shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth the beneficial ownership of Powerhouse common stock by each director and each executive officer so indicated and all executive officers and directors as a group as of March 1, 1999.

                                                   SHARES OF COMMON STOCK OR COMMON STOCK
                                                       EQUIVALENTS BENEFICIALLY OWNED
                                             ---------------------------------------------------
                                                                                 FULLY DILUTED
NAME OF BENEFICIAL OWNER                      NUMBER                            PERCENTAGE(1)(2)
------------------------                     ---------                          ----------------
Richard M. Haddrill+,++....................    590,357(3)(4)                          5.3%
Michael L. Eide++..........................    216,707(5)                             1.9
John R. Hardesty+..........................    117,837(6)                             1.1
Patricia W. Becker+........................     31,392(6)                               *
Richard R. Burt+...........................     32,285(6)                               *
James J. Davey+............................     35,135(6)                               *
Susan J. Carstensen++......................     15,653(7)                               *
All directors and executive officers as a
  group....................................  1,039,366(3)(4)(5)(6)(7)                 9.3

---------------
  + Director of Powerhouse
 ++ Executive Officer of Powerhouse
  * Denotes less than 1%
(1) Based on 10,622,958 shares of common stock outstanding as of the close of business on March 1, 1999.
(2) "Fully Diluted Percentage" means, as of March 1, 1999, the number of shares of common stock and common stock equivalent held by such person, divided by the sum of (i) the number of shares of common stock outstanding and (ii) the number of shares of common stock issuable upon conversion or exercise of all outstanding convertible securities, option and warrants convertible into, or exercisable for, common stock at that time or within sixty days thereafter.
(3) Includes 75,000 shares of restricted stock of Powerhouse vesting in equal installments on each of January 1, 2000, 2001, and 2002 and 10,000 shares of restricted stock of Powerhouse vesting on September 9, 1999.
(4) Includes options to purchase 364,800 shares of common stock, currently exercisable or which will be exercisable within 60 days, granted pursuant to Powerhouse's 1994 Stock Incentive Plan.
(5) Includes options to purchase 77,333 shares of common stock currently exercisable granted pursuant to Powerhouse's 1994 Stock Incentive. Includes 12,318 shares held by Mr. Eide's son as to which Mr. Eide disclaims beneficial ownership.
(6) Includes options to purchase 10,000 shares of common stock currently exercisable granted pursuant to Powerhouse's 1994 Stock Incentive Plan and options to purchase 20,000 shares of common stock currently exercisable pursuant to Powerhouse's 1993 Stock Incentive Plan for Non-Employee Directors.
(7) Includes options to purchase 11,665 shares of common stock granted under Powerhouse's 1994 Incentive Stock Plan currently exercisable or which will be exercisable within 60 days.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 has been derived from the audited consolidated financial statements of Powerhouse. The selected financial information set forth below should be read in conjunction with the historical financial statements and related notes of Powerhouse incorporated by reference in this proxy statement.

                                                                              POWERHOUSE
                                                                        YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------
                    OPERATIONS DATA                        1994      1995        1996        1997       1998
                    ---------------                      --------   -------   ----------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Lottery systems......................................  $101,559   $91,653    $ 88,843    $ 94,771   $103,581
  Gaming systems.......................................    68,571    61,398      60,186      75,221     53,215
  Pari-mutuel systems..................................    13,831    20,144      20,499      20,177     20,028
  Gaming operations....................................    18,652    28,111      27,652      26,943     24,327
                                                         --------   -------    --------    --------   --------
         Total revenues................................   188,782   181,162     176,681     196,935    201,151
COSTS OF REVENUES:
  Lottery systems......................................    62,397    59,438      59,333      62,558     62,281
  Gaming systems.......................................    39,815    35,991      32,911      44,530     30,054
  Pari-mutuel systems..................................     9,338    14,176      12,545      12,784     12,879
  Gaming operations....................................    13,992    22,286      20,104      19,893     20,019
                                                         --------   -------    --------    --------   --------
                                                          116,204   117,715     112,348     126,981    125,233
                                                         --------   -------    --------    --------   --------
Gross profit...........................................    72,578    63,447      64,333      69,954     75,918
OTHER OPERATING EXPENSES:
  Selling, general and administrative..................    34,000    31,140      28,697      31,655     36,635
  Research and development.............................     8,513     8,888       7,969       9,788     10,011
  Other charges........................................    23,994     2,763      34,135          --         --
  Depreciation and amortization........................    20,694    22,587      23,822      21,995     19,701
                                                         --------   -------    --------    --------   --------
                                                           87,201    65,378      94,623      63,438     66,347
                                                         --------   -------    --------    --------   --------
Earnings (loss) from operations........................   (14,623)   (1,931)    (30,290)      6,516      9,571
Other income (expense).................................      (242)   (1,833)     (2,694)     (2,869)    (1,590)
                                                         --------   -------    --------    --------   --------
Earnings (loss) before income taxes and Extraordinary
  items................................................   (14,865)   (3,764)    (32,984)      3,647      7,981
Income tax benefit (expense)...........................    (1,303)      846       8,753       1,135     (3,405)
                                                         --------   -------    --------    --------   --------
Net earnings (loss) from continuing operations.........   (16,168)   (2,918)    (24,231)      4,782      4,576
Reversal of loss on discontinuance of pari-mutuel
  systems, net(1)......................................        --    (5,482)      5,482          --         --
                                                         --------   -------    --------    --------   --------
Net earnings (loss) before extraordinary items.........   (16,168)   (8,400)    (18,749)      4,782      4,576
Extraordinary gain, net................................        --        --       4,014      13,269         --
                                                         --------   -------    --------    --------   --------
Net earnings (loss)....................................  $(16,168)  $(8,400)   $(14,735)   $ 18,051   $  4,576
                                                         ========   =======    ========    ========   ========
Earnings (loss) per share data:
  Basic:
    Continuing operations..............................  $  (1.56)  $ (0.28)   $  (2.28)   $   0.46   $   0.43
                                                         --------   -------    --------    --------   --------
Net earnings (loss)....................................  $  (1.56)  $ (0.80)   $  (1.39)   $   1.75   $   0.43
                                                         ========   =======    ========    ========   ========
Diluted:
  Continuing operations................................  $  (1.56)  $ (0.28)   $  (2.28)   $   0.46   $   0.42
                                                         --------   -------    --------    --------   --------
Net earnings (loss)....................................  $  (1.56)  $ (0.08)   $  (1.39)   $    .72   $   0.42
                                                         ========   =======    ========    ========   ========
Weighted average shares:
  Basic................................................    10,337    10,555      10,635      10,329     10,580
                                                         --------   -------    --------    --------   --------
  Potential common stock(1)............................        --        --          --         160        323
                                                         --------   -------    --------    --------   --------
  Diluted..............................................    10,337    10,555      10,635      10,489     10,903
                                                         ========   =======    ========    ========   ========

                                                                         AS OF DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1994       1995       1996       1997       1998
                                                        --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.......................................  $ 23,344   $ 19,987   $ 28,083   $ 37,050   $ 41,177
Total assets..........................................   174,032    165,851    168,043    161,397    188,475
Total long-term debt (excluding current
  installments).......................................     9,060     12,885      9,312     31,446     51,765
Stockholders' equity..................................    94,112     86,448     72,231     82,146     87,978

---------------

(1) Excluded in anti-dilutive.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Powerhouse common stock is listed and quoted on the Nasdaq National Market System under the symbol "PWHR." The following table sets forth for the calendar periods indicated the high and low closing sales prices per share of common stock as reported by Nasdaq. Powerhouse has not declared any dividends on its common stock during this period. The prices reflected in the following table do not include mark-ups, mark-downs or commissions.

                                                                CLOSING PRICE PER SHARE
                                                                ------------------------
                                                                  HIGH            LOW
                                                                ---------      ---------
1997:
  First Quarter.............................................     $ 4.88         $ 3.25
  Second Quarter............................................       6.25           3.50
  Third Quarter.............................................      11.38           5.94
  Fourth Quarter............................................      12.75           8.75
1998:
  First Quarter.............................................      15.25           9.88
  Second Quarter............................................      14.44           7.75
  Third Quarter.............................................      12.00           7.38
  Fourth Quarter............................................      14.56           8.63
1999:
  First Quarter.............................................      18.75          12.50
  Second Quarter (through April   , 1999)

     The last reported sales price per share of Powerhouse common stock on March 9, 1999, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $14.81 as reported by Nasdaq.

     The last reported sales price per share of Powerhouse common stock on
       , 1999, was $       as reported by Nasdaq. STOCKHOLDERS ARE URGED TO
OBTAIN A CURRENT MARKET QUOTATION FOR THE POWERHOUSE COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

                FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO
                        STOCKHOLDERS AND OPTION HOLDERS

     The conversion of the Powerhouse stockholders' shares into the right to receive cash in the merger will constitute a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local, foreign income or other tax laws. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash to be received by the stockholder pursuant to the merger and the stockholder's adjusted basis in the shares. If the shares constitute a capital asset in the stockholder's hands, the rate at which any gain is taxed for federal income tax purposes will depend on how long the stockholder has held the shares on the date of the merger.

     A stockholder who is a nonresident alien individual, a foreign corporation, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership with certain types of partners may not be subject to federal income tax with respect to any gain or loss on the sale of Powerhouse stock. However, this exemption is subject to a number of complex limitations that depend on a stockholder's particular circumstances.

     In general, holders of options to purchase Powerhouse common stock will be required to report as ordinary taxable income any cash they receive in exchange for cancellation of the options. In addition, any cash payable to an option holder will be reduced by the amount of any taxes required to be withheld on such ordinary income.

     THIS SUMMARY DESCRIBES CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR POWERHOUSE STOCKHOLDERS. IT DOES NOT DISCUSS ALL POTENTIALLY RELEVANT FEDERAL INCOME TAX MATTERS OR THE CONSEQUENCES TO

ANY STOCKHOLDERS OR OPTIONHOLDERS SUBJECT TO SPECIAL TAX TREATMENT, OR ANY STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THE TAX CONSEQUENCES TO PARTICULAR POWERHOUSE STOCKHOLDERS WILL DEPEND ON THEIR SPECIFIC CIRCUMSTANCES. POWERHOUSE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER TO THEM.

                                APPRAISAL RIGHTS

     Section 262 of the Delaware General Corporation Law provides that Powerhouse stockholders who do not wish to accept the merger consideration may elect to have the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Chancery Court. This amount would then be paid to the stockholder in cash, together with a fair rate of interest from the date the merger is consummated. The following summary of Section 262 is qualified in its entirety by reference to the full text of Section 262, which is attached to this Proxy Statement as Annex D.

     STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS OR TO PRESERVE THEIR APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX D. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 IN A TIMELY MANNER MAY RESULT IN THE LOSS OF THE APPRAISAL RIGHT. BECAUSE OF THE COMPLEXITY OF THESE PROCEDURES, STOCKHOLDERS ARE URGED TO SEEK THE ADVICE OF LEGAL COUNSEL IF THEY ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS.

     Stockholders who wish to exercise appraisal rights under Section 262 must satisfy each of the following conditions:

     - the stockholder must not vote in favor of the merger;

     - the stockholder must deliver to Powerhouse a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement. Merely voting against, abstaining from voting, or failing to vote in favor of adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262;

     - the stockholder must continuously hold the shares for which appraisal is sought from the date of the demand through the effective time. Appraisal rights will be lost if the shares are transferred before the effective time;

     - the stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value the shares within 120 days after the effective time; and

     - demands for appraisal must be made in writing and must be mailed or delivered to: Powerhouse Technologies, Inc., 2311 South Seventh Avenue, Bozeman, Montana 59715, Attention: Vicki Pollington, Acting Assistant Secretary.

     STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE LEHMAN BROTHERS OPINION IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

     If a stockholder demands appraisal of shares under Section 262 and fails to perfect, withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration. Stockholders may withdraw a demand for appraisal by delivering to Powerhouse a written withdrawal of the demand and acceptance of the merger consideration. However, Powerhouse must consent to any withdrawal request made more than 60 days after the effective time.

                                 OTHER MATTERS

     As of the date of this proxy statement the Powerhouse Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Special Meeting other than as discussed herein.

     If the merger is not consummated, or if it is not consummated within the time period currently contemplated, Powerhouse will hold a 1999 annual meeting of stockholders. As described in Powerhouse's proxy statement relating to its 1998 annual meeting of stockholders, proposals of Powerhouse's stockholders to be considered for inclusion in the proxy statement relating to its 1999 annual meeting of stockholders must have been received at Powerhouse's executive office by January 1, 1999. No such proposals were received by Powerhouse by that date.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, both Powerhouse and Anchor file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Powerhouse and Anchor. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

     The SEC allows Powerhouse to "incorporate by reference" information into this proxy statement, which means that Powerhouse can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement. This proxy statement incorporates by reference the information contained in the following documents previously filed by Powerhouse with the SEC (SEC file number 000-19322):

          (a) Powerhouse's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

          (b) Powerhouse's Current Report on Form 8-K filed March 12, 1999 (event date March 9, 1999).

     Powerhouse also incorporates by reference the information contained in all other documents Powerhouse files with the SEC after the date of this proxy statement and before the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed. These incorporated documents speak only as of their respective dates (or such other date as stated therein) and not as of the date of this proxy statement.

     If you are a stockholder of Powerhouse and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should write to Powerhouse Technologies, Inc., 2311 South Seventh Avenue, Bozeman, Montana 59715, Attention: Vicki Pollington, Acting Assistant Secretary. In order to ensure timely delivery of the documents you request, you should make
your request by           , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. POWERHOUSE HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. THIS PROXY STATEMENT IS
DATED                     , 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                               ANNEXED DOCUMENTS

     Certain important information related to Powerhouse, Anchor, Merger Sub, their respective subsidiaries and the Merger Agreement is included in the materials attached to this proxy statement. Such materials are specifically incorporated herein and made part hereof. You should read these materials carefully. These materials are:

     Annex A  Merger Agreement
     Annex B  Opinion of Lehman Brothers Inc.
     Annex C  Form of Voting Agreement
     Annex D  Section 262 of the Delaware General Corporation Law

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 ANCHOR GAMING

                   ANCHOR POWERHOUSE ACQUISITION CORPORATION

                                      AND

                         POWERHOUSE TECHNOLOGIES, INC.

                           DATED AS OF MARCH 9, 1999

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 9, 1999, among ANCHOR GAMING, a Nevada corporation ("Parent"), ANCHOR POWERHOUSE ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and POWERHOUSE TECHNOLOGIES, INC., a Delaware corporation (the "Company").

                             PRELIMINARY STATEMENTS

     A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby the issued and outstanding shares of common stock of the Company, $.01 par value per share (the "Company Common Stock"), will be converted into the right to receive cash consideration of $19.50 per share (the "Per Share Amount").

     B. The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval").

     C. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company named on Exhibit A-1 have entered into or agreed to enter into Voting Agreements (the "Voting Agreements") with Parent, substantially in the form of Exhibit A-2, pursuant to which such stockholders have agreed, among other things, to vote all shares of Company Common Stock beneficially owned by such stockholders, or for which such stockholders exercise voting power pursuant to an irrevocable proxy, in favor of approval and adoption of this Agreement and the Merger.

     D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which all parties hereby acknowledge, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of the Company and of Merger Sub in accordance with the DGCL. At the election of Parent or Merger Sub, any one or more direct or indirect wholly-owned subsidiaries of Parent incorporated under the laws of the State of Delaware may be substituted for Merger Sub as a constituent corporation in the Merger. As used in this Agreement, the term "Merger Sub" refers to any such substituted corporation.

     Section 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI (the "Closing Date"), at the offices of Parent, unless another time, date or place is agreed to in writing by the parties to this Agreement.

     Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will prepare, execute and acknowledge and thereafter file a certificate of merger in such form as is required by the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as such filings are made with the Delaware

Secretary of State, or at such other time as Merger Sub and the Company agree should be specified in such filings (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

     Section 1.4 Effects of the Merger. The Merger will have the effects set forth in Section 259 of the DGCL and all other effects specified in the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, all properties, rights, privileges, powers, and franchises of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities, obligations, and duties of the Company and Merger Sub will become the debts, liabilities, obligations, and duties of the Surviving Corporation.

     Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended to be in the form of Exhibits B and C, respectively (except that the name of the Surviving Corporation will be changed to Powerhouse Technologies, Inc.).

     Section 1.6 Directors. The directors of Merger Sub at the Effective Time will continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7 Officers. The following officers of the Company will be the initial officers of the Surviving Corporation and will hold office until the earlier of their death, resignation or removal:

                               Michael D. Rumbolz
                            President and Secretary

     Section 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                 CONSTITUENT CORPORATIONS; MERGER CONSIDERATION

     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company or any shares of capital stock of Merger Sub:

     (a) Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time will automatically be canceled and retired without any conversion thereof and no consideration will be delivered with respect thereto.

          (c)(i) Except for shares to be canceled in accordance with Section 2.1(b), each share of the Company Common Stock issued and outstanding as of the Effective Time (the "Shares") will be automatically canceled and extinguished and converted into the right to receive in cash the Per Share Amount (the "Merger Consideration") without interest, less any required withholding taxes, upon surrender of the certificate formerly representing such Shares in accordance with Section 2.3.

          (ii) As of the Effective Time, all such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously representing any such Shares will thereafter represent the right to receive the Merger Consideration. The holders of such certificates previously evidencing such Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares as of the Effective Time, except as otherwise provided in this Agreement or by law. Such certificates previously representing Shares will be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.3, without interest.

     Section 2.2.  Appraisal Rights.

     (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders that have complied in all respects with the requirements of the DGCL concerning the right of a stockholder of the Company to dissent from the Merger and to require an appraisal of such Shares in the manner provided in the DGCL, if applicable, and that, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal (the "Dissenting Shares") will not be converted into or represent a right to receive the Merger Consideration, but the holders of such Dissenting Shares will be entitled only to such rights as are granted under Section 262 of the DGCL. Each holder of Dissenting Shares that becomes entitled to payment for such Shares pursuant to such section of the DGCL will receive payment for such Dissenting Shares from the Surviving Corporation in accordance with the DGCL; provided, however, that to the extent that any holder or holders of Shares have failed to establish the entitlement to appraisal rights as provided in Section 262 of the DGCL, such holder or holders (as the case may be) will forfeit the right to appraisal of such Shares and each such Share will thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest.

     (b) The Company will give the Parent and the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not, except with the express written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

     Section 2.3.  Payment for Shares.

     (a) Prior to the Effective Time, Merger Sub will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Shares (the "Paying Agent") to receive and disburse the Merger Consideration to which holders of Shares become entitled pursuant to Section 2.1(c). At the Effective Time, Merger Sub or Parent will provide the Paying Agent with sufficient cash to allow the Merger Consideration to be paid by the Paying Agent for each Share then entitled to receive the Merger Consideration (the "Payment Fund").

     (b) Promptly after the Effective Time, Merger Sub or Parent will cause the Paying Agent to mail to each record holder of an outstanding certificate or certificates representing Shares that as of the Effective Time represent the right to receive the Merger Consideration (the "Certificates"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be requested, the holder of such Certificate will be entitled to receive in exchange for such

Certificate, subject to any required withholding of taxes, the Merger Consideration and such Certificate will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If payment or delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment or delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, or otherwise be in proper form for transfer and that the person requesting such payment or delivery pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3(b), each Certificate (other than Certificates held by persons referred to in Section 2.1(b)) will represent for all purposes only the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement will be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (c) Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all cash, certificates and other property in its possession that constitute any portion of the Payment Fund, and the duties of the Paying Agent will terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration without any interest. Neither Parent, Merger Sub, nor the Surviving Corporation will be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. If Certificates are not surrendered prior to midnight on the fourth anniversary of the Effective Time, unclaimed amounts of the Payment Fund will, to the extent permitted under applicable law, become the property of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to the Payment Fund as such amounts accrue or become available.

     (d) After the Effective Time there will be no registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted, except for failures to have such power and authority as could not reasonably be expected to result in a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Copies of the certificate of incorporation and bylaws of the Company, including all amendments, have been delivered to Parent and Merger Sub and such copies are accurate and complete. The certificate of incorporation and bylaws of the Company are in full force and effect and the Company is not in default of the performance, observation, or fulfillment of any provision of its certificate of incorporation or bylaws. For the purposes of this Agreement, "Company Material Adverse Effect" or "Company Material Adverse Change" means any change or effect that, individually or when taken together with all such other changes or effects, could reasonably be expected to be materially adverse to the condition (financial or other), business, properties, assets, liabilities, results of operations, or legal or regulatory environment of the Company and its subsidiaries, taken as a whole.

     Section 3.2 Subsidiaries. Schedule 3.2 contains a list of each subsidiary of the Company and its jurisdiction of incorporation or organization. The Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its subsidiaries, there are no proxies or voting agreements with respect to any such shares, and no equity security of any of its subsidiaries is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All such shares directly or indirectly owned by the Company are owned by the Company or a wholly-owned subsidiary of the Company, free and clear of any claim, lien, encumbrance or agreement, except for liens listed on Schedule 3.2. Each subsidiary of the Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate, or lease its properties and assets and to carry on its business as it is now being conducted, except for failures as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified, licensed or in good standing as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Copies of the charter documents, bylaws or equivalent organizational documents of each subsidiary of the Company have been delivered to Parent and are accurate and complete. Neither the Company nor any subsidiary of the Company (a) beneficially owns any equity interests in any entities that are not subsidiaries of the Company or (b) is party to any joint venture, partnership or similar arrangement.

     Section 3.3 Authorized Capital. As of March 4, 1999, the authorized capital stock of the Company consists solely of (a) 25,000,000 shares of common stock, $.01 par value per share, of which 10,622,957 shares are outstanding and
(b) 10,000,000 shares of preferred stock, $.01 par value per share, of which no shares are outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid,
nonassessable, and free of preemptive rights.   Schedule 3.3  lists each
outstanding stock option of the Company (the "Employee Options"), the number of shares covered by such Employee Options, the exercise prices, and the plan or agreement pursuant to which such Employee Options were issued. Except as set forth above or on Schedule 3.3, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. There are no voting trusts or other understandings to which the Company or any of its subsidiaries is a party with respect to the voting capital stock of the Company or any of its subsidiaries.

     Section 3.4 Corporate Authorization. The Company has the full corporate power and authority to execute and deliver this Agreement and, subject to any necessary stockholder approval of the Merger, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and, except for any required approval of the Merger and any adoption of this Agreement by the stockholders of the Company in connection with the consummation of the Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 3.5 Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any foreign or domestic public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except (i) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in Section 5.2) and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) as set forth on Schedule 3.5. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with any of the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the charters, bylaws or equivalent organizational documents of the Company or any of its subsidiaries; (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except such violations, conflicts, breaches, defaults, terminations or accelerations referred to in this Section 3.5 as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or adversely affect the ability of any party to perform its obligations under this Agreement.

     Section 3.6 SEC Filings; Financial Statements. At least since December 31, 1995, the Company has timely filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto and will file all such forms, reports, statements and documents required to be filed by it prior to the Effective Time (collectively, the "Company Reports"), and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act. The Company has made available to Merger Sub accurate and complete copies of all Company Reports and will promptly deliver to Merger Sub any Company Report filed by the Company after the date of this Agreement. As of their respective dates, the Company Reports did not and (in the case of Company Reports filed after the date of this Agreement) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or (in the case of Company Reports filed after the date of this Agreement) will be made, not misleading. Each of the historical consolidated balance sheets included in or incorporated by reference into the Company Reports as of its date and each of the historical consolidated statements of income and earnings, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or will (in the case of Company Reports filed after the date of this Agreement) fairly present the consolidated financial condition, results of operations, stockholders' equity and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. The Company maintains a system of internal accounting controls sufficient to provide that transactions are executed in accordance with management's general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, access to assets is permitted only in accordance with management's general or specific authorization and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     Section 3.7 Absence of Certain Liabilities and Changes. Except as set forth on Schedule 3.7, in the audited financial statements of the Company for the period ended and as of December 31, 1998 (a copy of which has been delivered to Parent), or in the Company Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since December 31, 1998, the Company and its subsidiaries have conducted their respective businesses in a manner consistent with past practices, and neither the Company nor any of its subsidiaries has become subject to any liabilities or obligations other than liabilities or obligations incurred in the ordinary course of business consistent with past practices or incurred in connection with this Agreement, or the Merger and disclosed in the Company Reports or consisting of legal, printing, accounting and other customary fees (but not including those of Lehman Brothers, Inc., or in the audited financial statements of the Company as of and for the period ended December 31, 1998 (a copy of which has been delivered to Parent) the Company's financial advisor (the "Advisor")) not exceeding $800,000 in the aggregate and incurred in connection with this Agreement or the Merger. Except as disclosed on Schedule 3.7, in the Company Reports filed prior to the date of this Agreement and publicly available, since September 30, 1998, the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any Company Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of (x) any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company Reports filed prior to the date of this Agreement or (y) any right to participate in (by way of bonus or otherwise) the profits of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practice, (v) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company Reports filed prior to the date of this Agreement and publicly available, (vi) any entry into, or renewal or modification, by the Company or any of its subsidiaries, of any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its subsidiaries, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Company Material Adverse Effect, (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, or (ix) any other action taken by the Company or any of its subsidiaries which, if Section 5.1 had then been in effect, would have been prohibited by such Article if taken without Parent's consent (and no agreement, understanding, obligation or commitment to take any such action exists).

     Section 3.8  Compliance with Applicable Law.

     (a) The Company and each of its subsidiaries currently hold and are in compliance with the terms of all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and have complied with, and neither the Company nor any of its subsidiaries is in violation of, or in default under, the applicable statutes, ordinances, rules, regulations, orders or decrees of any federal, state, local or foreign governmental bodies, agencies or authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except for violations that could not, individually or in the aggregate reasonably be expected to, result in a Company Material Adverse Effect. The businesses of the Company and its subsidiaries are not being and have not been conducted in violation of any law, ordinance or regulation of any governmental authorities and regulatory agencies except for violations as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No investigation or review by any governmental bodies or authorities or regulatory agencies with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, have any governmental bodies or authorities or regulatory agencies indicated in intention to conduct such an investigation or review (other than routine investigations and reviews by gaming regulatory authorities to which the Company is subject in the ordinary course of its business), and no fine has been levied against, or order entered with respect to, the Company or any subsidiary by any governmental body or authority or regulatory agency.

     (b) The Company and each of its subsidiaries are, and each of their respective directors, officers and persons performing management functions similar to officers are, in compliance with all applicable Gaming Laws (as defined below), except for noncompliance which could not reasonably be expected to have a

Company Material Adverse Effect. None of the Company, any subsidiary of the Company or any director or officer of the Company or any subsidiary of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any governmental entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws is being or may be revoked or suspended other than such claims, demands, notices, complaints, court orders or administrative orders which could not reasonably be expected to have a Company Material Adverse Effect. The term "Gaming Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the Company or any of its subsidiaries.

     Section 3.9 Termination, Severance, and Employment Agreements. Set forth on Schedule 3.9 is a complete and accurate list of each (a) employment, severance or collective bargaining agreement not terminable without liability or obligation on 60 days' or less notice; (b) agreement with any director, executive officer or other key employee, agent or contractor of the Company or any subsidiary of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any of its subsidiaries or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees, agents, or contractors generally; (c) agreement, plan or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.9, since September 30, 1998, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, officer or key employee or, granted any severance or termination pay to any officer, director or key employee of the Company or any of its subsidiaries.

     Section 3.10  Employee Benefits.

     (a) Set forth in Schedule 3.10 is a complete and correct list of all "Employee Benefit Plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability, or (ii) provides benefits, or describes compensation or benefit policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of the Company or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans"). The term "ERISA Affiliate" shall mean any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Code Section 414.

     (b) Neither the Company nor any ERISA Affiliate has at any time maintained any plan subject to the provisions of Title IV of ERISA or contributed, or been obligated to contribute, to any "multiemployer plan" within the meaning of ERISA
Section 4001(a)(3).

     (c) With respect to each Employee Benefit Plan that is a "pension plan" within the meaning of ERISA Section 3(2), no "accumulated funding deficiency" within the meaning of ERISA Section 302 or Code Section 412 has occurred and all contributions required under any such plan have been timely made. With respect to each such plan which is intended to constitute a qualified plan under Code
Section 401(a):

          (i) such plan has satisfied in form the requirements of such exception except to the extent amendments are not required by law to be made until after the Closing Date;

          (ii) the Internal Revenue Service has issued a favorable determination letter as to the qualified status of the plan;

          (iii) there has been no termination or partial termination of the plan; and

          (iv) the plan has been operated and administered in material compliance with its terms and applicable laws.

     (d) Each Employee Benefit Plan has been operated in material compliance with ERISA, the Code, and other applicable law.

     (e) With respect to each Employee Benefit Plan, the Company has furnished to Merger Sub true, correct and complete copies of (i) the plan documents (including amendments and summary plan descriptions); (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports (Form 5500) required to be filed for the three most recent plan years of each such Employee Benefit Plan; and (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Benefit Plan;

     (f) Except as set forth on Schedule 3.10 and to the extent of coverage required under Code Section 4980B, no written or oral representations have been made to any employee or officer or former employee or officer of the Company promising or guaranteeing any coverage under any employee welfare benefit plan (as defined in ERISA Section 3(1)) for an period of time beyond the end of the current plan year.

     (g) Except as set forth on Schedule 3.10, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under an Employee Benefit Plan) due to any employee, officer, former employee or former officer of Merger Sub; or (ii) require the Company to make a larger contribution to, or pay greater benefits or provide owner rights under, any Employee Benefit Plan than it otherwise would.

     (h) No condition exists that would subject Merger Sub, any ERISA Affiliate or the Company to any excise tax, penalty tax or fine related to any Employee Benefit Plan, including, but not limited to a violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(1)).

     (i) Other than routine claims for benefits, there are no actions, suits, claims, audits or investigations pending or, to the Company's Knowledge, threatened against, or with respect to, any of the Employee Benefit Plans or their assets; and all contributions required to be made to the Employee Benefit Plans have been made timely.

     Section 3.11 Taxes. The Company and its subsidiaries have timely filed all federal income tax returns and reports and other material returns and reports relating to federal, state, local and foreign taxes required to be filed. Such reports and returns are true, correct and complete, except for such failures to be true, correct and complete as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its subsidiaries have paid or made adequate provision for all taxes owed except taxes that if not so paid or provided for could not reasonably be expected to result in a Company Material Adverse Effect, and, except as disclosed in Schedule 3.11, no unpaid deficiencies in taxes or other governmental charges for any period have been proposed or assessed by any government taxing authority and, to the knowledge of the Company, no government tax authority is threatening to propose or assess against the Company or any of its subsidiaries any such deficiency or charge that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over, or to be so holding for payment as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no material liens for taxes upon the assets of the Company or its subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings diligently prosecuted and listed on Schedule 3.11. Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code. Neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to the Company or any of its subsidiaries for any taxable period. No claim has been made by a taxing authority in a jurisdiction in which the Company does not file tax returns that the Company is required to file tax returns in such jurisdiction, and, to the Company's knowledge, no taxing authority could reasonably make such a claim. The Company has not been a member of an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which the Company was the common parent. The Company has no obligation or liability for the payment of taxes of any other person arising as a result of any obligation to indemnify another person or as a result of the Company assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise. The Company will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time. All taxes accrued but not yet due and all contingent liabilities for taxes are adequately reflected in the reserves for taxes in the financial statements contained in the Company Reports. Except as set forth on Schedule 3.11, there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Company's ability to offset pre-change losses against its taxable income.

     Section 3.12 Litigation. Except as set forth on Schedule 3.12, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court, regulatory agency or tribunal that, individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated by this Agreement.

     Section 3.13  Environmental Matters.

     (a) Except for matters disclosed in Schedule 3.13 and except for matters that are not reasonably expected to result, individually or in the aggregate with all other such matters, in liability to the Company or any of its subsidiaries in excess of $1,000,000, (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Laws;
(iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of the Company or its subsidiaries, including, without limitation, those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Laws, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the Company's knowledge, there are no physical or environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would effect the soil, groundwater or surface water or human health (to the extent of exposure to hazardous substances); (vi) to the Company's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only treatment, storage, and disposable facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there by any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its subsidiaries for damages or compensation; and (viii) the Company and its subsidiaries have made available to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company or its subsidiaries relating to any of the current or former properties or operations of the Company and its subsidiaries.

     (b) For purposes of this Agreement, the term "Environmental Laws" will mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity pertaining to health (to the extent of exposure to hazardous substances) the environment currently in effect in any and all jurisdictions in which the Company and its subsidiaries own property or conduct business, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and will include petroleum and petroleum products, radon and PCB's and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.

     Section 3.14 Voting Requirements. The Board of Directors of Company at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; (iii) recommended approval of this Agreement and the Merger by the Company's stockholders and directed that the Merger be submitted for consideration by the Company's stockholders; and (iv) adopted a resolution having the effect of causing the Merger not to be subject to Sections 203 of the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

     Section 3.15  Finders and Investment Bankers; Transaction
Expenses. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for the Advisor, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Advisor (as reflected in agreements between such firm and the Company, copies of which have been delivered to Parent).

     Section 3.16. Insurance. The Company and each of its subsidiaries are currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

     Section 3.17. Title to Properties; Entire Business. The Company and its subsidiaries have good title or a valid and subsisting leasehold interest in and to or a valid and enforceable license to use all material assets, properties and rights owned, used or held for use by them in the conduct of their respective businesses, in each case, free and clear of any liens, claims or encumbrances other than (a) as set forth on Schedule 3.12 or (b) Permitted Liens (as defined below). The Company and its subsidiaries own or have sufficient right to use all assets and properties necessary to conduct their businesses in the manner in which they are currently conducted. As used in this Agreement, a "Permitted Lien" means: (a) a lien of a landlord, carrier, warehouseman, mechanic, materialman or any other statutory lien arising in the ordinary course of business; (b) a lien for taxes not yet due or being contested in good faith; (c) with respect to the right of the Company or its subsidiaries to use any property leased to the Company or its subsidiaries, a lien that arises by the terms of the applicable lease; (d) a purchase money security interest arising in the ordinary course of business; or (e) a lien that does not materially detract from the value of the encumbered property or assets or does not materially detract from or interfere with the use of the encumbered property or assets in the ordinary course of business.

     Section 3.18. Intellectual Property Rights. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from the Company or any of its subsidiaries) with respect to any of the foregoing that are material to the Company and its subsidiaries taken as a whole, that (a) are owned by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any rights, or (b) are used, whether directly or indirectly, by the Company or any of its subsidiaries, other than as set forth on Schedule 3.18. Except as set forth in
Schedule 3.18, the Company and its subsidiaries have the right to use the trademarks and trade names set forth on such Schedule 3.18 and any other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs used by the Company or any of its subsidiaries (collectively, "Intellectual Property"), without infringing on or otherwise acting adversely to the rights or claimed rights or any person, except to the extent such infringement or actions adverse to another's rights or claimed rights could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on such Schedule 3.18, neither the Company nor any of its subsidiaries is obligated to pay any royalty or other consideration material to the Company and its subsidiaries taken as a whole to any person in connection with the use of any Intellectual Property. Except as set forth in such Schedule 3.18 and as could not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, no other person is infringing on the rights of the Company and its subsidiaries in any of their Intellectual Property.

     Section 3.19 Major Customers. The Company has made available to Parent a list of the ten largest customers by dollar volume of the Company and its subsidiaries (the "Major Customers"), with the amount of revenues attributable to each such customer, for each fiscal years ending December 31, 1997 and 1998. Except as set forth on Schedule 3.19, none of the Major Customers has terminated or materially altered its relationship with the Company since January 1, 1997 or, to the Company's knowledge, threatened to do so or otherwise notified the Company of its intention to do so, and there has been no material dispute with any of the Major Customers since January 1, 1997.

     Section 3.20. Year 2000 Compliance. The disclosures in the Company's Quarterly Report on Form 10-Q for the period ending September 30, 1998 regarding the "status of Year 2000 Compliance" are true, complete and correct in all material respects as if made on the date of this Agreement.

     Section 3.21. Certain Material Contracts. Except as disclosed on Schedule 3.21, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Each material contract disclosed on Schedule 3.21 is, to the extent it purports to be, a valid and legally binding obligation of the Company or its subsidiaries, as applicable, and is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.22. Insider Interests. Except as set forth on Schedule 3.22, no person that beneficially owns in excess of 5% of the outstanding Company Common Stock nor any executive officer or director of the Company or any of its subsidiaries or any affiliate of any officer or director of the Company or any of its subsidiaries (as the term "affiliate" is defined in Rule 12b-2 under the Exchange Act) (a) has any interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of the Company or any subsidiary of the Company (other than as an owner of outstanding securities of the Company); (b) (except for any person that beneficially owns in excess of 5% of the outstanding Company Common Stock) has any direct or indirect interest of any nature whatsoever in any person or business which competes with, conducts any business similar to, has any arrangement or agreement (including arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, the Company or any subsidiary of the Company; or (c) is indebted or otherwise obligated to the Company. The Company is not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. As of the date of this Agreement, except for claims and proceedings listed on Schedule 3.22, there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of the Company or any of its subsidiaries to indemnification by the Company or its subsidiaries under applicable law, the certificate of incorporation or bylaws of the Company or any of its subsidiaries or any insurance policy maintained by the Company or any of its subsidiaries.

     Section 3.23 Noncompetition. The Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any noncompetition or similar restriction on their respective businesses.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and any necessary governmental authority to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so duly qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. For the purposes of this Agreement, "Parent Material Adverse Effect" or "Parent Material Adverse Change" means any change or effect that, individually or when taken together with all such other changes or effects, could reasonably be expected to be materially adverse to the condition (financial or other), business, properties, assets, liabilities, results of operations or legal or regulatory environment of Parent and its subsidiaries, taken as a whole.

     Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and of the other transactions necessary for such consummation have been duly and validly authorized by Parent as sole stockholder of Merger Sub and by the Board of Directors of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms.

     Section 4.3 Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of any foreign or domestic public body or authority is necessary for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) as set forth on Schedule 4.3. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the compliance by them with any of the provisions of this Agreement will not (a) conflict with or result in any breach of any provision of the organizational documents or bylaws of Parent or Merger Sub; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration under), any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or any of their respective properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except such violations, conflicts, breaches, defaults, terminations, or accelerations referred to in this Section
4.3 as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

     Section 4.4 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization, or the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement, Merger Sub has not incurred any obligations or liabilities, nor has it engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     Section 4.5 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.2) will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the meeting of the stockholders of the Company held to vote on approval and adoption of this Agreement and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.6 Financing. Purchaser will use its commercially reasonable best efforts to secure sufficient funds on the Closing Date to satisfy its obligations under this Agreement, including, without limitation, preserving its right to borrow pursuant to the terms of a letter dated March 9, 1999 from Bank of America National Trust and Savings Association and NationsBanc Montgomery Securities LLC by securing an extension of such commitment or by executing definitive loan agreements as contemplated by such letter.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1  Conduct of Business of the Company.

     (a) Except as expressly contemplated by this Agreement during the period from the date of this Agreement to the Effective Time:

          (i) Each of the Company and its subsidiaries will conduct its business solely in the ordinary course consistent with past practices.

          (ii) Neither the Company nor any of its subsidiaries will intentionally take or willfully omit to take any actions that is intended to or could reasonably be expected to result in, a Company Material Adverse Effect.

          (iii) The Company will use its reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees and consultants and to maintain satisfactory relationships with customers, agents, reinsurers, suppliers and other persons having business relationships with the Company or its subsidiaries.

     (b) Without limiting the provisions of Section 5.1(a) or as otherwise expressly provided in this Agreement, neither the Company nor any of its subsidiaries will:

          (i) issue, sell or dispose of additional shares of capital stock of any class (including shares of Company Common Stock) of the Company or any of its subsidiaries, or securities convertible into or exchangeable for any such shares or securities, or any rights, warrants or options to acquire any such shares or securities, other than shares of Company Common Stock issued upon exercise of the options disclosed in Schedule 3.3, in each case as disclosed on Schedule 3.3;

          (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock, or other securities of the Company or any of its subsidiaries;

          (iii) split, combine, subdivide or reclassify any of its capital stock or declare, set aside, make or pay any dividend or distribution on any shares of its capital stock except for dividends or distributions to the Company and its subsidiaries from their respective subsidiaries;

          (iv) sell, pledge, dispose of or encumber any of its assets, except for sales, pledges, dispositions or encumbrances in the ordinary course of business consistent with past practices or between the Company and its subsidiaries;

          (v) incur or modify any indebtedness or issue or sell any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become absolutely or contingently responsible for obligations of any other person, or make any loans or advances, other than in the ordinary course of business consistent with past practices;

          (vi) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting or vesting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or make or agree to make any payments to any directors, officers, agents, contractors or employees relating to a change or potential change in control of the Company;

          (vii) acquire by merger, consolidation or acquisition of stock or assets any corporation, partnership or other business organization or division or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned subsidiaries), property transfer or purchase of any material amount of property or assets, in any other person;

          (viii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

          (ix) take any action other than in the ordinary course of business and consistent with past practices, to pay, discharge, settle or satisfy any claim, liability or obligation (absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise);

          (x) change any method of accounting or accounting practice used by the Company or any of its subsidiaries, except for any change required by reason of a concurrent change in generally accepted accounting principles;

          (xi) revalue in any respect any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

          (xii) authorize any new capital expenditure or expenditures (A) that, when aggregated with all other capital expenditures, exceeds the Company's 1999 capital budget, or (B) that departs from such capital budget with respect to any item of such capital budget by an aggregate amount exceeding $5,000,000 without prior consultation with Parent;

          (xiii) except in the ordinary course of business consistent with past practice, make any tax election, settle or compromise any federal, state or local tax liability or consent to the extension of time for the assessment or collection of any federal, state or local tax;

          (xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

          (xv) enter into any collective bargaining agreement;

          (xvi) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates other than pursuant to such agreements existing on the date of this Agreement and disclosed on Schedules to this Agreement; or

          (xvii) voluntarily take any action or willfully omit to take any action that could make any representation or warranty in Article III untrue or incorrect in any material respect at any time, including as of the date of this Agreement and as of the Effective Time, as if made as of such time.

     (c) Notwithstanding anything to the contrary contained in Section 5.1(b), it is understood and agreed that to become effective, the restrictions contained in Section 5.1(b)(i) through (viii) and (xiv) may require the approval of various gaming or other regulatory agencies and will require the approval of the Nevada Gaming Commission as to those subsidiaries of the Company that are Nevada gaming licensees and that such restrictions will be effective only to the extent permitted pursuant to the rules and regulations of such gaming or other regulatory authorities, it being the intent of the parties that such restrictions be effective to the maximum extent allowable by applicable law.

     Section 5.2 Proxy Statement. Promptly after the execution of this Agreement, the Company and Parent will cooperate with each other and use all reasonable efforts to prepare, and the Company will file with the SEC, as soon as is reasonably practicable, a proxy statement, together with a form of proxy, with respect to the Special Meeting (as defined in Section 5.3). For the purposes of this Agreement, the term "Proxy Statement" means such proxy filed in final form with the SEC at the time it initially is mailed to the stockholders of the Company and all amendments or supplements thereto, if any, similarly filed and mailed. The Company will use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing and, as promptly as practicable after the Proxy Statement has been so cleared, will mail the Proxy Statement to the stockholders of the Company as of the record date for the Special Meeting. The
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

Company represents that none of the information provided or to be provided by it, and Parent and Merger Sub represent that none of the information provided or to be provided by them, for use in the Proxy Statement will, on the date the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Special Meeting, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and Parent, the Company, and Merger Sub each agrees to correct any information provided by it for use in the Proxy Statement that has become false or misleading in any material respect and file such amendments and supplements as are necessary. The Company agrees that the Proxy Statement will comply as to form in all material respects with all applicable requirements of federal securities laws and applicable state laws.

     Section 5.3  Action of Stockholders of the Company; Voting.

     (a) The Company will take all action necessary in accordance with the DGCL and the certificate of incorporation and bylaws of the Company, to call, as soon as is practicable, a meeting of its stockholders (the "Special Meeting") at which the stockholders of the Company will consider and vote upon the Merger and this Agreement. Unless the fiduciary duties of the Board of Directors under applicable law require otherwise, the Proxy Statement will contain the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company vote to adopt and approve the Merger and this Agreement. The Company will, at the request of Parent, use all reasonable efforts to obtain from its stockholders proxies in favor of such adoption and approval and to take all other action necessary, or, in the reasonable judgment of the Company and Parent, helpful to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

     (b) At the Special Meeting, Parent, Merger Sub and their subsidiaries will vote, or cause to be voted, all of the shares of Company Common Stock then owned by any of them in favor of the Merger.

     Section 5.4 Additional Agreements. Subject to the terms and conditions of this Agreement and to the fiduciary obligations of the Board of Directors of the Company under applicable law, each of the parties agrees to use their respective best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger and the financing of the transaction contemplated by this Agreement) and to cooperate with each other in connection with the foregoing, including, without limitation, using their respective best efforts (a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (d) to prepare and effect all necessary registrations and filings, and (e) to fulfill all conditions to and covenants contained in this Agreement. If, after the Effective Time, any action is necessary to effect the purposes of this Agreement, the proper officers and directors of each party will take all such necessary action.

     Section 5.5   Gaming Approvals.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub agrees to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all governmental entities which are necessary in connection with the consummation of the transactions contemplated by this Agreement (whether required to be made or obtained prior to or after the Effective Time) (all of the foregoing, collectively "Gaming Approvals") and to comply with the terms and conditions of all such Gaming Approvals. Each of the Company, Parent and Merger Sub (i) will use commercially reasonable best efforts to, and to cause their respective officers, directors and affiliates to, file within 30 days after the date of this Agreement, and in all events will file within 60 days after the date of this Agreement, all required initial applications and documents in connection with obtaining the Gaming Approvals; (ii) will act reasonably and promptly thereafter in responding to additional requests in connection therewith; and (iii) will use commercially reasonable best efforts to secure all requisite Gaming Approvals. Parent and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders, which appear in any filing made with, or written materials submitted to, any governmental entity in connection with the Gaming Approvals. The Company and Parent agree to promptly advise each other upon receiving any communication from any governmental entity which causes such party to believe that there is a reasonable likelihood that any Gaming Approval required from such governmental entity will not be obtained or that the receipt of any such approval will be materially delayed.

     (b) If any person becomes an Ineligible Person (as defined below) prior to the Effective Time, then (i) each Ineligible Person will, and the Company will cause each Ineligible Person to, immediately and permanently, resign from any position, including as director or officer, in the Company or any subsidiary of the Company, and each Ineligible Person will have no further management role in the Company or any such subsidiary; (ii) if required to do so by any governmental entity as a condition to licensure, each Ineligible Person will, and the Company will cause each Ineligible Person to, dispose of all of its securities or other ownership interests in the Company; and (iii) each Ineligible Person will, and the Company will cause each Ineligible Person to, cooperate with the Company in their efforts to obtain and retain in full force and effect the Gaming Approvals. "Ineligible Person" means any officer, director or other person who owns any capital stock or other interest in the Company (i) who is denied a Gaming Approval, disqualified from eligibility for a Gaming Approval or found unsuitable by any governmental entity before the Effective Time; (ii) whose continued involvement in the business of the Company as an employee, director, officer or otherwise, may, in Parent's reasonable opinion after consultation with counsel, have a material adverse effect on the likelihood that any governmental entity will issue a Gaming Approval to the Company or the Surviving Corporation; or (iii) is expressly precluded from having any continuing interest in the Company or the Surviving Corporation in any Gaming Approval granted by a governmental entity as a condition to the issuance or continued validity of any Gaming Approval by any governmental entity.

     Section 5.6 Notification of Certain Matters. The Company will give prompt notice to Parent and Merger Sub, and Parent and Merger Sub will give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure could cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time, (b) any material failure of the Company, Parent, or Merger Sub, as the case may be, or of any officer, director, employee or agent of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any act, omission to act, event or occurrence that, with notice, the passage of time or otherwise, could result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (d) any contingent liability of the Company for which it reasonably believes it will, with the passage of time or otherwise, become liable. No such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 5.7  Access to Information.

     (a) From the date of this Agreement to the Effective Time, the Company will, and will cause its subsidiaries, officers, directors, employees and agents upon reasonable notice to, afford to officers, employees, and agents of Parent, Merger Sub and their affiliates and the banks, other financial institutions, and investment bankers working with Parent or Merger Sub, and their respective officers, employees and agents, complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and will furnish Parent, Merger Sub and their affiliates and the banks, other financial institutions and investments bankers working with Parent or Merger Sub, all financial, operating and other data and information as they reasonably request.

     (b) Each of Parent and Merger Sub will hold and will cause its directors, officers, agents, employees, consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to such persons in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such persons from sources other than the Company, or its directors, officers, representatives or affiliates; (ii) in the public domain through no fault of such persons; or (iii) later lawfully acquired by such persons on a non-confidential basis from other sources who are not known by Parent or Merger Sub to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Merger Sub by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its directors, officers, agents, employees, consultants and advisors, in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, Parent and Merger Sub will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the Company or destroy all copies of written information furnished by the Company to Parent and Merger Sub or their agents, representatives or advisors. It is understood that Parent and Merger Sub will be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

     (c) No investigation pursuant to this Section 5.7 will affect any representations or warranties of the parties in this Agreement or the conditions to the obligations of the parties to this Agreement.

     Section 5.8 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, or the other transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the listing requirements of any securities exchange.

     Section 5.9  Officers' and Directors' Indemnification.

     (a) The indemnification obligations set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties").

     (b) Notwithstanding any other provision of this Agreement, the Company may expend up to $500,000 to purchase a "tail" with a term of not more than 5 years for its current officers and directors liability insurance policy.

     (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 5.9(a) or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

     (d) This Section 5.9 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     (e) In the event any action, suit, proceeding or investigation relating to this Agreement or to the transactions contemplated by this Agreement is commenced by a third party, whether before or after the Effective Time, the parties to this Agreement agree, subject to the fiduciary duties of the respective directors of the Company and Parent, to cooperate and use all reasonable efforts to defend against and respond to such action, suit, proceeding or investigation.
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

     (f) As of the Effective Time, Parent shall guaranty the obligations of the Company under indemnification agreements between the Company and its directors and executive officers, copies of which have been provided to Parent.

     Section 5.10 Employee Options. As soon as practicable following the date of this Agreement, the Company will use its reasonable best efforts to cause all outstanding Employee Options to be exercised as of the Effective Time or to take such actions as are required to provide that each stock option to purchase shares of Company Common Stock outstanding immediately prior to the consummation of the Merger, whether or not then exercisable, will be canceled immediately prior to the consummation of the Merger in exchange for an amount in cash payable at the time of such cancellation equal to the product of (a) the number of shares of Company Common Stock subject to such stock option and unexercised immediately prior to the consummation of the Merger and (b) the excess of the Merger Consideration over the per share exercise price pursuant to such stock option.

     Section 5.11 Other Actions by the Company. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company and the members of the Board of Directors of the Company will use their best efforts to grant such approvals and take such actions as are necessary under such laws, provisions or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by this Agreement.

     Section 5.12 Available Funds. Parent and Merger Sub will use their commercially reasonable best efforts to pursue and obtain the financing sufficient to allow consummation of the transactions contemplated by this Agreement from recognized national financial institutions as soon as practicable, including, without limitation, preserving its right to borrow pursuant to the terms of a letter dated March 9, 1999 from Bank of America National Trust and Savings Association and NationsBanc Montgomery Securities LLC by securing an extension of such commitment or by executing definitive loan agreements as contemplated by such letter.

     Section 5.13 Letters of Accountants. The Company shall use its commercially reasonable best efforts to cause to be delivered to Parent "comfort" letters of KPMG L.L.P., the Company's independent public accountants, dated and delivered on the date on which the Proxy Statement is mailed to the Company's stockholders and on the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     Section 5.14 Employees; Transition After the Effective Time, Anchor will expand its board of directors and offer seats thereon to Richard R. Burt and Richard M. Haddrill. Promptly after the Closing, Parent will grant to employees of the Company as of the date of this Agreement that are still employed by Parent or its affiliates on the 60th day after the Effective Time options to purchase an aggregate of 350,000 shares of common stock, par value $.01 per share, of Parent, which options will have reasonable vesting and other terms approved by a committee comprising Michael D. Rumbolz, Richard R. Burt and Richard M. Haddrill. For 12 months after the Effective Time, Parent will not require any senior executive of the Company to relocate without a relocation expense plan approved of by Richard R. Burt and Richard M. Haddrill.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.1 Mutual Conditions. The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Effective Time of the following conditions:

     (a) This Agreement will have been adopted and approved by the affirmative vote of the stockholders of the Company in accordance with the certificate of incorporation and bylaws of the Company and with applicable law.

     (b) No federal or state statute, rule, regulation, injunction, decree or order will be enacted, promulgated, entered or enforced that would prohibit consummation of the Merger or of the other transactions contemplated by this Agreement; provided that the parties to this Agreement agree to use their respective commercially reasonable best efforts to have any such injunction, decree or order lifted.

     (c) The waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Each of the representations and warranties of the Company contained in this Agreement will be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement will be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement will be true and correct in all respects giving effect to such standard) as of such date. Parent will have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

     (b) The Company will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent will have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

     (c) The stockholders of the Company party to the Voting Agreements will have performed all of their obligations thereunder at or prior to the Closing Date.

     (d) The Company will have delivered, or caused to be delivered, to Parent
(i) a certificate of good standing from the Delaware Secretary of State and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; and (iii) a true and complete copy of the certificate of incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

     (e) Parent will have received "comfort" letters from KPMG L.L.P. on the date the Proxy Statement is mailed to the Company's stockholders and on the Closing Date.

     (f) From and including the date of this Agreement, there will not have occurred a Company Material Adverse Change.

     (g) Parent will have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings (including without limitation all Gaming Approvals) (collectively, "Consents and Filings") required to be made or obtained by the Company, Merger Sub or Parent from all governmental entities as are required before consummation of the Merger and the transactions contemplated hereby, have been obtained or made, as applicable, by the Company, Merger Sub or Parent, as the case may be, without the imposition of any limitations, prohibitions or requirements that could reasonably be expected to result in a Company Material Adverse Effect of a Parent Material Adverse Effect, and are in full force and effect, other than those Consents and Filings (i) that, if not obtained or made, could not reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect before or immediately after the Effective Time; (ii) from those jurisdictions designated on Schedule 6.2(g); or (iii) the failure to receive which is primarily the result of regulatory concerns regarding Parent or its affiliates or as a result of a breach by Parent or Merger Sub of Section 5.5(a).

     (h) Parent will have received evidence, in form and substance reasonably satisfactory to it, that all consents, approvals and waivers, required under the terms of any contract or agreement required to be listed on Schedule 3.21 (other than the agreements with respect to funded indebtedness listed on Schedule 3.21) have been obtained or made, as applicable, by the Company, Merger Sub or Parent, as the case may be, without the imposition of any limitations, prohibitions or requirements that could reasonably be expected to result in a Company Material Adverse Effect of a Parent Material Adverse Effect, and are in full force and effect, other than those that, if not obtained or made, could not reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect before or immediately after the Effective Time. Without prejudice to any other rights of any Party to this Agreement, should Parent and the Company disagree as to whether the terms of any such agreement or contract require consent, approval or waiver by the other party thereto prior to the Merger or in order to effect the transactions contemplated by this Agreement, the Parent may by written notice delivered not more than 30 days after the date of this Agreement require that the Company provide an opinion of independent counsel addressed to the Parent as to whether it is reasonably likely that such consent, approval or waiver is required; provided that such right may be exercised by Parent with respect to no more than two such contracts or agreements. Unless such counsel concludes, without unreasonable qualification, that such consent, waiver or approval is reasonably likely to be required under the terms of such contract or agreement, then the condition set forth in this Section 6.2(h) will be deemed satisfied with respect to such contract or agreement. Otherwise, the terms of this Section 6.2(h) will apply to such contract or agreement.

     (i) Parent shall have received an opinion of counsel to the Company, Rogers & Hardin LLP with respect to the matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8 and 3.12. In rendering such opinion, such counsel may rely on opinions of local counsel to the extent such counsel deems it reasonable to do so. Such counsel will also state that the Proxy Statement complied as to form in all material respects with the requirements of the Exchange Act and the rules thereunder. In addition, such counsel will state that it has participated in the preparation of the Proxy Statement, and that, although such counsel is not assuming responsibility for the matters stated in the Proxy Statement, such counsel has no reason to believe that the Proxy Statement on the date the Proxy Statement was first mailed to the stockholders of the Company and on the date of the Special Meeting or the Closing Date, contained a false or misleading statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) Each of the representations of Parent and Merger Sub contained in this Agreement will be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement will be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement will be true and correct in all respects giving effect to such standard) as of such date. The Company will have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

     (b) Parent will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company will have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

     (c) Parent will have delivered to the Company (i) a certificate of existence from the Nevada Secretary of State stating that Parent is a validly existing corporation together with a certificate of good standing from the Delaware Secretary of State stating that Merger Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by the Secretary or the Assistant Secretary of the Company; and (iii) a true and complete copy of the certificates of incorporation, as amended, of Parent and Merger Sub certified by the Secretary of State of the state of each of their incorporation, and a true and complete copy of the bylaws, as amended, of Parent and Merger Sub certified by the Secretary or Assistant Secretary of Parent and Merger Sub, as applicable.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of the Merger by the Company's stockholders):

     (a) by mutual written consent of Parent, Merger Sub, and the Company;

     (b) by Parent and Merger Sub, on the one hand, or the Company, on the other hand, if any court of competent jurisdiction or other governmental body has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or has become nonappealable;

     (c) by the Company if a person or group has made a bona fide offer (i) that the Board of Directors of the Company by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with its legal and financial advisors would result in a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any Acquisition Proposal meeting such criteria being a "Superior Proposal"); and (ii) as a result of which the Board of Directors of the Company determines that it would be inconsistent with its fiduciary duties under applicable law not to terminate this Agreement, provided that such termination under this clause (c) will not be effective until payment of the fee required by
Section 7.3(b);

     (d) by Parent and Merger Sub, if (i) there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to the Company by Parent of such breach) of any representation or warranty on the part of the Company having a Company Material Adverse Effect or materially adversely affecting the ability of Parent or Merger Sub to consummate the Merger (including the Financing); (ii) there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to the Company by Parent of such breach) of any covenant or agreement on the part of the Company resulting in a Company Material Adverse Effect or materially adversely affecting or delaying the ability of Parent or Merger Sub to consummate the Merger (including the Financing); (iii) the Company engages in negotiations with any person or group (other than Parent or Merger Sub) that has proposed a Third Party Acquisition (as defined in Section 7.3(c)) except to the extent permitted by Section 8.8; (iv) the Company enters into an agreement, letter of intent or arrangement with respect to a Third Party Acquisition; or
(v) the Board has withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement, or the Merger or has recommended another transaction, or has adopted any resolution to effect any of the foregoing;

     (e) by the Company if (i) there has been a breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Parent of such breach) of any representation or warranty on the part of Parent or Merger Sub that materially adversely affects (or materially delays) the consummation of the Merger or (ii) there has been a material breach (which breach is not cured or not capable of being cured prior to 10 days following notice to Parent of such breach) of any covenant or agreement on the part of Parent or Merger Sub that materially adversely affects (or materially delays) the consummation of the Merger;

     (f) by the Company, if the Merger has not occurred by September 30, 1999, unless (i) the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the Company (in which case such date will be extended by the number of days attributable to such breach) or (ii) the failure to consummate the Merger is the result of the failure to be fulfilled of the condition set forth in Section 6.2(g), in which case such date will be October 31, 1999, provided that Parent shall have diligently pursued fulfillment of such condition prior to September 30, 1999; or by Parent, if the Merger has not occurred by November 30, 1999, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by Parent (in which case such date will be extended by the number of days attributable to such breach);

     (g) by either Parent or the Company (provided that the terminating party is not in material breach of any of its representations, warranties, or obligations under this Agreement), if the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's stockholders or at any adjournment or postponement thereof

     (h) by Parent if the First District Court of Appeal of the State of Florida in the matter of GTech Corporation v. State of Florida Department of Lottery and Automated Wagering International, Inc., Case No. 98-1155 (Fla. 1st DCA), on or before July 15, 1999 shall have reversed or rendered an adverse decision with respect to the Final Order entered by the State of Florida Department of Lottery on March 23, 1998; provided, however, that if such Court shall have so reversed or rendered an adverse decision with respect to such Final Order on or before such date, then the parties agree to negotiate in good faith for a period of two weeks from the date of such reversal or adverse determination to reach a mutually satisfactory amendment to this Agreement to eliminate any adverse effect to the Parent or Merger Sub that could result from such reversal or adverse determination before Parent will be entitled to exercise its right of termination under this Section 7.1(h); or

     (i) by the Company (provided that Parent does not have the right to terminate this Agreement) if the Merger is not effected because Parent has failed to secure sufficient funds to satisfy its obligations under this Agreement on or before November 30, 1999 (and all other conditions to the obligations of the Company to close under this Agreement have been fulfilled or waived).

     Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement will become void and have no effect, without any liability on the part of any party to this Agreement or its affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2 and Sections 5.7(b), 5.8 and 7.3. Nothing contained in this Section 7.2 will relieve any party from liability for any willful breach of this Agreement.

     Section 7.3 Fees and Expenses. (a) In the event Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(d) or the Company terminates this Agreement pursuant to Section 7.1(c), the Company will reimburse Parent, Merger Sub and their affiliates (not later than three business days after submission of statements together with reasonable documentation therefor) for all out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger, the Financing and the proposed consummation of all transactions contemplated by this Agreement, including, without limitation, filing fees and fees payable to legal counsel, financing sources, investment bankers, counsel to any of the foregoing and accountants (the "Parent Expenses") in an amount not to exceed $2,500,000 in the aggregate.

     (b) If (i) (A) Parent and Merger Sub terminate this Agreement pursuant to
Section 7.1(d)(iii) or (iv) or in circumstances that would permit Parent and Merger Sub to terminate this Agreement pursuant to Sections 7.1(d)(iii) or (iv) or (B) if the Company terminates this Agreement pursuant to Section 7.1(c) and, within 270 days after a termination pursuant to clause (A) or clause (B), the Company enters into an agreement, letter of intent or arrangement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, then in either case the Company will pay to Parent, within one business day following the execution and delivery of such agreement or letter of intent or the entering into of such an arrangement or the occurrence of such Third Party Acquisition, as the case may be, or simultaneously with such termination, a fee, in cash, of $9,000,000 and reimburse Parent for all Parent Expenses not to exceed $2,500,000 in the aggregate. For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person or group other than Parent, Merger Sub or any affiliate of Parent or Merger Sub (a "Third Party"); (ii) the acquisition by a Third Party of more than 19.9% of the total assets of the Company and its subsidiaries, taken as a whole;
(iii) the acquisition by a Third Party of 19.9% or more of the outstanding shares of Company Common Stock from the Company or in a transaction or series of related transactions that results in a change of control of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the acquisition by the Company or any of its subsidiaries of more than 19.9% of the outstanding shares of Company Common Stock.

     (c) If the Company terminates this Agreement pursuant to Section 7.1(e), then Parent will reimburse the Company (not later than three business days after such termination and submission of statements together with reasonable documentation therefor) for all out-of-pocket fees and expenses actually incurred by the Company or on its behalf in connection with the Merger and the proposed consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees and fees payable to legal counsel, investment bankers, counsel to any of the foregoing and accountants), in an amount not to exceed an aggregate of $2,500,000.

     (d) If the Company terminates this Agreement pursuant to Section 7.1(i), Parent will pay to the Company promptly upon demand a fee, in cash, of $9,000,000 and reimburse the Company (not later than three business days after such termination and submission of statements together with reasonable documentation therefor) for all out-of-pocket fees and expenses actually incurred by the Company or on its behalf in connection with the Merger and the proposed consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees and fees payable to legal counsel, investment bankers, counsel to any of the foregoing and accountants), in an amount not to exceed an aggregate of $2,500,000.

     (e) Except as specifically provided in this Section 7.3 each party will bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

     Section 7.4 Amendment. This Agreement may not be amended except in an instrument in writing signed on behalf of all of the parties to this Agreement; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment that would either decrease the Merger Consideration or change any other term or condition of this Agreement, if any such change, alone or in the aggregate, would materially and adversely affect the stockholders of the Company, may be made without the further approval of the stockholders of the Company; provided, further, that, after the Merger, no amendment may be made to
Section 5.9 without the consent of the Indemnified Parties.

     Section 7.5 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, any party to this Agreement may (a) subject to the second proviso in Section 7.4, extend the time for the performance of any of the obligations or other acts of any other party or parties to this Agreement, (b) subject to the provisos contained in Section 7.4, waive any inaccuracies in the representations and warranties contained in this Agreement by any other applicable party or in any documents, certificate, or writing delivered pursuant to this Agreement by any other applicable party, or (c) subject to the provisos contained in Section 7.4, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Survival of Representations, Warranties, and Agreements. The representations and warranties made in this Agreement will not survive beyond the Effective Time or the termination of this Agreement, as the case may be. No investigation made, or information received by, any party to this Agreement will affect any representation or warranty made by any other party to this Agreement. The covenants and agreements of the parties to this Agreement will survive in accordance with their terms.

     Section 8.2 Brokerage Fees and Commissions. The Company hereby represents and warrants to Parent with respect to the Company and any of its subsidiaries, that except for the Advisor, and Parent and Merger Sub hereby represent and warrant to the Company with respect to Parent or any of its subsidiaries that, except for Merrill Lynch & Co., Inc., no person is entitled to receive from the Company, Parent, Merger Sub or any of their subsidiaries, respectively, any investment banking, brokerage or finder's fee or fees in connection with this Agreement or any of the transactions contemplated by this Agreement.

     Section 8.3 Entire Agreement; Assignment. This Agreement, together with all the Schedules and Annexes, (a) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior written agreements and understandings and all prior and contemporaneous oral agreements and understandings between the parties to this Agreement or any of them with respect to the subject matter of this Agreement and (b) will not be assigned by operation of law or otherwise, provided that Parent may assign its rights under this Agreement, or those of Merger Sub, including, without limitation, the right to substitute in place of Merger Sub a subsidiary as one of the constituent corporations to the Merger as provided in
Section 2.1 to any direct or indirect subsidiary of Parent, but no such assignment will relieve the assigning party of its obligations under this Agreement. Any purported assignment of this Agreement not made in accordance with this Section 8.3 will be null, void, and of no effect. No party to this Agreement has relied upon any representation or warranty, oral or written, of any other party to this Agreement or any of their officers, directors or stockholders except for the representations and warranties contained in this Agreement.

     Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any final judicial determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement be consummated to the extent possible.

     Section 8.5 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by cable, telegram or telex, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     (a) if to Parent or Merger Sub, to:

        Anchor Gaming
        815 Pilot Road, Suite G
        Las Vegas, Nevada 89119
        Attention: Michael Rumbolz
        Fax: (702) 896-6221

        and

        Anchor Powerhouse Acquisition Corporation
        815 Pilot Road, Suite G
        Las Vegas, Nevada 89119
        Attention: Michael Rumbolz
        Fax: (702) 896-6221

        with a copy to:

        Hughes & Luce, L.L.P.
        1717 Main Street, Suite 2800
        Dallas, Texas 75201
        Attention: Glen J. Hettinger
        Fax: (214) 939-6100

     (b) if to the Company, to:

        Powerhouse Technologies, Inc.
        115 Perimeter Place, Suite 911
        Atlanta, Georgia 30346
        Attention: Richard M. Haddrill
                   Alan A. Rassaby
        Fax: (770) 481-1899

        with a copy to:

        Rogers & Hardin LLP
        2700 International Tower
        229 Peachtree Street, N.E.
        Atlanta, Georgia 30303
        Attention: Edward J. Hardin
        Fax: (404) 525-2224

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address will be effective only upon receipt).

     SECTION 8.6 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.

     Section 8.7 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties to this Agreement agrees that each of them will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     Section 8.8  Other Potential Bidders.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit, facilitate or encourage (including by way of furnishing information) the initiation of any inquires or proposals regarding a Third Party Acquisition (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"). Provided that the Company and the Board shall have complied with the first sentence of this Section 8.8(a), nothing contained in this Section 8.8(a) or any other provision of this Agreement shall prevent the Board if it determines in good faith, after consultation with, and the receipt of advice from, outside counsel, that not to do so would be inconsistent with its fiduciary duties under applicable law, from considering, negotiating, approving and recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company determines to be a Superior Proposal. Nothing in this
Section 8.8 shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to any Superior Proposal that takes the form of a tender offer.

     (b) The Company shall promptly, but in no event later than 24 hours, notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person that informs the Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) If the Board receives a request for material nonpublic information by a person that makes an unsolicited bona fide Acquisition Proposal and the Board determines that such proposal, if consummated pursuant to its terms would be a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially identical to that then in effect between the Company and Parent, provide such party with access to information regarding the Company.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 8.8; and shall be responsible for any breach of this Section 8.8 by such bankers, advisors and representatives.

     Section 8.9 Descriptive Headings; References. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to Sections, Annexes and Schedules are references to the Sections, Annexes and Schedules of this Agreement unless the context indicates otherwise.

     Section 8.10 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, and, except as provided in Sections 5.9 and 8.11, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.11 Beneficiaries. Parent hereby acknowledges that Section 5.9 is intended to benefit the Indemnified Parties referred to in Section 5.9, any of whom will be entitled to enforce Section 5.9 against the Surviving Corporation or the Company, as the case may be.

     Section 8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

     Section 8.13 Obligations. Parent will perform or cause Merger Sub to perform all of the obligations of Merger Sub under this Agreement, including consummation of the Merger, in accordance with the terms of this Agreement.

     Section 8.14 Certain Definitions. For the purposes of this Agreement: (a) the term "subsidiary" means each person in which a person owns or controls, directly or through one or more subsidiaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or more than 50% of the equity interests;
(b) the term "person" will be broadly construed to include any individual, corporation, company, partnership, trust, joint stock company, association or other private or governmental entity; (c) the term "group" has the meaning given in Section 13(d)(3) of the Exchange Act; (d) the term "affiliate" has the meaning given in Rule 144(a)(1) under the Securities Act; and (e) the term "business day" has the meaning given in Rule 14d-1(c)(6) under the Exchange Act.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PARENT:

                                          ANCHOR GAMING, a Nevada corporation

                                          By:     /s/ Stanley E. Fulton
                                            ------------------------------------

                                          Name:         Stanley E. Fulton
                                              ----------------------------------

                                          Title:      Chairman of the Board
                                             -----------------------------------

                                          MERGER SUB:

                                          ANCHOR POWERHOUSE ACQUISITION
                                          CORPORATION, a Delaware corporation

                                          By:    /s/ Michael D. Rumbolz
                                            ------------------------------------

                                          Name:        Michael D. Rumbolz
                                              ----------------------------------

                                          Title:     Chief Executive Officer
                                             -----------------------------------

                                          COMPANY:

                                          POWERHOUSE TECHNOLOGIES, INC., a
                                          Delaware corporation

                                          By:    /s/ Richard M. Haddrill
                                            ------------------------------------

                                          Name:        Richard M. Haddrill
                                              ----------------------------------

                                          Title:   President and Chief Executive
                                                   Officer
                                             -----------------------------------

                                                                         ANNEX B
                                LEHMAN BROTHERS

                                               March 9, 1999

Board of Directors
Powerhouse Technologies, Inc.
115 Perimeter Place, Suite 911
Atlanta, GA 30346

Members of the Board:

     We understand that Powerhouse Technologies, Inc. (the "Company") proposes to enter into an agreement providing for the merger of a wholly-owned subsidiary of Anchor Gaming ("Anchor") with and into the Company, and that upon the effectiveness of such merger, each share of common stock of the Company will be converted into the right to receive $19.50 in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be dated March 9, 1999 (the "Agreement") between the Company and Anchor.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, (3) financial and operating information with respect to the business, operations and prospects of the Company and each of its businesses furnished to us by the Company, including financial results of the Company for the fiscal year ended December 31, 1998 and projections prepared by management of the Company, (4) a trading history of the Company's common stock from March 3, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of the Company or any of its businesses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we are currently a lender under the Company's credit facility, which will be repaid in connection with the Proposed Transaction.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS INC.

                                          By: /s/ Robert Heller
                                          --------------------------------------
                                          Robert Heller, Managing Director

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT

                                                                  March   , 1999

Anchor Gaming
815 Pilot Road, Suite G
Las Vegas, Nevada 89119

     Re: Agreement of Stockholders Concerning Transfer and Voting of Shares of
         Powerhouse Technologies, Inc.

     I understand that you and Powerhouse Technologies, Inc. (the "Company"), of which the undersigned is a stockholder, are prepared to enter into an agreement for the merger of a wholly-owned subsidiary of Parent ("Merger Sub") into the Company (the "Merger"), but that you have conditioned your willingness to proceed with such agreement (the "Agreement") upon your receipt from me of assurances satisfactory to you of my support of and commitment to the Merger. I am familiar with the Agreement and the terms and conditions of the Merger. Terms used but not otherwise defined in this letter will have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, I hereby represent and warrant to you and agree with you as follows:

     1. Voting. I will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by me or under my control, by proxy or otherwise (the "Shares"), in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions. I hereby revoke any other proxy granted by me and irrevocably appoint you, during the term of this letter agreement, as proxy for and on behalf of me to vote (including, without limitation, the taking of action by written consent) such shares, for me and in my name, place and stead for the matters and in the manner contemplated by this
Section 1.

     2. Restriction on Transfer. I will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein, unless, as a condition to receipt of such Shares, the transferee agrees to be bound by the terms of this letter.

     3. No Solicitation. From the date of this letter until the termination of this letter, I will not, directly or indirectly, engage in any activity that if attributed to the Company would be prohibited under Section 8.8 of the Merger Agreement, or otherwise assist, facilitate or encourage, any person (other than Parent and Merger Sub) that may be considering making, or has made, an Acquisition Proposal. I will promptly notify Merger Sub after receipt of any Acquisition Proposal or any indication that any such third party is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any such subsidiary by any such third party that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. The foregoing provisions of this Section 3 will not be construed to limit actions taken, or to require actions to be taken, by me that are required or restricted by my fiduciary duties or my employment duties, or permitted by the Agreement, and that, in each case, are undertaken solely in my capacity as a director or officer of the Company.

     4. Effective Date; Succession; Remedies; Termination. Upon your acceptance and execution of the Agreement, this letter agreement will mutually bind and benefit you and me, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly-owned subsidiary. We agree that in light of the inadequacy of damages as a remedy, specific performance will be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement will terminate on the termination of the Agreement.

     5. Nature of Holdings; Shares. All references in this letter to our holdings of the Shares will be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and will extend to any securities issued to the undersigned in respect of the Shares.

                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                                                         ANNEX D

            DELAWARE CODE ANNOTATED -- SECTION 262. APPRAISAL RIGHTS
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                             8 DEL. C. SECTION 262

SECTION 262.  Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to

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

     appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the
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

stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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

                         POWERHOUSE TECHNOLOGIES, INC.
                         115 PERIMETER PLACE, SUITE 911
                             ATLANTA, GEORGIA 30346

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby appoints Richard M. Haddrill and Susan J. Carstensen as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock Powerhouse Technologies, Inc.
held of record by the undersigned on         , 1999 at the Special Meeting of
stockholders to be held on         , 1999 or any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL (1) AND, WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENTS THEREOF, INCLUDING ADJOURNMENTS OR POSTPONEMENTS FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO ADOPT THE MERGER AGREEMENT, IN THE DISCRETION OF RICHARD M. HADDRILL AND SUSAN J. CARSTENSEN IN ACCORDANCE WITH THEIR BEST JUDGMENT.

[X] Please mark your votes as in this example

PROPOSAL (1): To adopt the Agreement and Plan of Merger dated as of March 9,
              1999 relating to the merger of a wholly-owned subsidiary of Anchor Gaming with and into Powerhouse Technologies, Inc.

           [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                   Continued and to be signed on reverse side

                           Continued from other side

    Note: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the stockholder is a corporation, sign in full corporate name by the authorized officer.

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature (if jointly held)

                                                  Dated:----------------- , 1999